                                                               EXHIBIT - (a)(1)


                                MACROMEDIA, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

   THIS OFFER EXPIRES AT 5:00 P.M. PACIFIC TIME ON JUNE 4, 2001 UNLESS IT IS
                                    EXTENDED


        Starting May 4, 2001, Macromedia, Inc. is offering its option holders the opportunity to exchange outstanding stock options for new options granted more than six months and a day from the date this offer expires, with an exchange price set at the then-prevailing fair market value. Any options that were granted and are outstanding under the Macromedia, Inc. 1992 Equity Incentive Plan, the Macromedia, Inc. 1999 Stock Option Plan and the Andromedia, Inc. 1999 Stock Plan (collectively, the "PLANS"), along with some non-plan option grants originally granted by Macromedia, are eligible for this exchange offer. We are making this offer subject to the terms and conditions set forth in this offer to exchange and in the election form. The offer expires on June 4, 2001, unless we extend the offer period.

        If you choose to exchange any of your stock options, you MUST also exchange and agree to cancel any stock options granted on or after December 1, 2000. This offer is subject to other conditions, which we describe in Sections 5 and 6 of this offer. The number of shares of common stock covered by the new options to be granted to each option holder will be equal to the number of shares subject to the options exchanged by that option holder and accepted for exchange. The new options will be granted on a date between December 5, 2001 and January 21, 2002 (we call this the "REPLACEMENT GRANT DATE").

        If you elect to exchange options as described in this offer and your offer is accepted, we will, subject to the conditions set forth in Section 5, grant you a new option, pursuant to a new stock option agreement. The exercise price of the new option will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date preceding the replacement grant date. The new options will be nonqualified stock options and will have the same vesting schedule as the options that you exchanged, except that you will not be able to exercise the new options for one week following the replacement grant date, to let us handle administrative matters relating to the new grant. The other terms and conditions of the new options will be determined by the Compensation Committee.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "MACR." On May 3, 2001, the closing sale price of the common stock on the Nasdaq National Market was $20.60 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND CONSULT WITH YOUR OWN ADVISORS BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

        YOU SHOULD DIRECT QUESTIONS ABOUT THIS OFFER OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE OFFER TO EXCHANGE OR THE ELECTION FORM TO DARRELL HONG, BY EMAIL AT DHONG@MACROMEDIA.COM, OR BY TELEPHONE AT (415) 252-6860 OR TO FRANCI CLAUDON, BY EMAIL AT FCLAUDON@MACROMEDIA.COM, OR BY TELEPHONE AT (415) 252-4086.

                                    IMPORTANT

        If you wish to elect to exchange some or all of your options, you must complete and sign the election form in accordance with its instructions, and send it and any other required documents to Darrell Hong or Franci Claudon by fax at (415) 252-2348 or by mail to Darrell Hong or Franci Claudon, Macromedia, Inc., 600 Townsend St., San Francisco, CA 94103, no later than 5:00 p.m. Pacific Time on June 4, 2001.

        We are not making this offer to, and we will not accept any election to exchange options from, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange would not be in compliance with the laws of such jurisdiction. However, we may at our discretion take any actions necessary for us to make this offer to option holders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                          RELEVANT DATES

        COMMENCEMENT DATE:                May 4, 2001, the date of this
                                          exchange offer

        EXPIRATION DATE:                  June 4, 2001, unless extended

        REPLACEMENT GRANT DATE:           Date to be determined, between
                                          December 5, 2001 and January 21, 2002

                                TABLE OF CONTENTS


                                                                                                                  PAGE
SUMMARY TERM SHEET..................................................................................................1

THE OFFER .........................................................................................................10

1.         NUMBER OF OPTIONS; EXPIRATION DATE......................................................................10

2.         PURPOSE OF THE OFFER....................................................................................11

3.         PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.............................................................12

4.         WITHDRAWAL RIGHTS.......................................................................................13

5.         ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.........................14

6.         CONDITIONS OF THE OFFER.................................................................................15

7.         PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS......................................................17

8.         SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS................................................18

9.         INFORMATION CONCERNING MACROMEDIA.......................................................................18

10.        INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS...............19

11.        STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.....................20

12.        LEGAL MATTERS; REGULATORY APPROVALS.....................................................................21

13.        MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...........................................................21

14.        EXTENSION OF OFFER; TERMINATION; AMENDMENT..............................................................23

15.        FEES AND EXPENSES.......................................................................................24

16.        ADDITIONAL INFORMATION..................................................................................24

17.        MISCELLANEOUS...........................................................................................25

FINANCIAL INFORMATION.............................................................................................F-1

SENT UNDER SEPARATE COVER:  Election form

                               SUMMARY TERM SHEET


        This section answers some of the questions you may have about this offer. It is only a summary, so you should read the remainder of this offer to exchange and the election form carefully, because the summary is not complete and additional important information is contained in the remainder of this offer to exchange and the election form.

                       GENERAL QUESTIONS ABOUT THE PROGRAM

1.      WHAT ARE THE ELIGIBLE OPTIONS IN THIS OFFER TO EXCHANGE?

        We are offering to exchange all options to purchase shares of Macromedia, Inc. common stock that were granted and are outstanding under the Macromedia, Inc. 1992 Equity Incentive Plan, the Macromedia, Inc. 1999 Stock Option Plan and the Andromedia, Inc. 1999 Stock Plan (collectively, the "PLANS"), along with some non-plan option grants that were originally granted by Macromedia, for new options. Any options not listed above, including, but not limited to, those granted by Allaire Corporation and assumed by Macromedia as part of our merger, are not included in this offer. See Section 1 of the Offer.

2.      WHY ARE WE MAKING THE OFFER TO EXCHANGE?

        Many of you have stock options that are priced significantly above our current stock price and the recent trading prices for our stock. These options have lost much of the incentive benefit that we originally intended them to have. By making this offer, we intend to provide you with the benefit of owning options that, over time, may have a greater potential to increase in value. We believe the offer creates better performance incentives for employees and thereby maximizes shareholder value.

        This option exchange program is voluntary. You choose whether to keep your current stock options at their existing exercise price or to cancel those options in exchange for new options to be granted on a date between December 5, 2001 and January 21, 2002 (we call this the "REPLACEMENT GRANT DATE"). The new options would be nonqualified stock options, would cover the same number of shares as the options you validly tendered for exchange, and would have an exercise price equal to the last sale price of our common stock on the trading day immediately preceding the replacement grant date. See Section 2 of the Offer.

3.      WHO IS ELIGIBLE?

        Except for non-executive members of the Macromedia Board of Directors, any current employee of Macromedia or any subsidiary of Macromedia who holds a current stock option under one or more of the Plans (along with some non-plan option grants), is eligible to participate in the program. See Section 1 of the Offer.

4.      DOES THE OFFER TO EXCHANGE EXTEND TO ALL OUTSTANDING MACROMEDIA OPTIONS?

        No. The offer to exchange extends only to the eligible options identified in question 1.

5.      WILL OVERSEAS EMPLOYEES BE ELIGIBLE TO PARTICIPATE?

        Yes, subject to the applicable laws of the corresponding jurisdiction.

6.      WHEN DOES THE EXCHANGE OFFER START?

        May 4, 2001.

7.      WHEN DOES THE OFFER END?

        To participate, you must make a voluntary and valid election that is not subsequently withdrawn, no later than 5:00 p.m. Pacific Time on June 4, 2001 (the "EXPIRATION DATE").

8.      WHAT HAPPENS IF I ELECT TO PARTICIPATE?

        If you elect to participate in the exchange offer by the expiration date and we accept your election, we will cancel your outstanding stock options surrendered by you for exchange in the offer by the expiration date. In exchange, subject to the conditions set forth in Section 5, you will receive a new option to purchase the same number of shares as your canceled option, to be issued on the replacement grant date, with a new exercise price per share that is equal to the last sale price of Macromedia's stock on the trading day immediately preceding the replacement grant date.

        Your new options granted in this program will have the same vesting schedule as your canceled options. The vesting start date for the replacement option will be the same vesting start date that applied to the canceled option. You will receive vesting credit for the time between the date we cancel your options, which we expect to be June 4, 2001, and the replacement grant date as if the options you elect to cancel were outstanding throughout this period. See question 36 below for an example.

        If you wish to exchange any of your options, you must also agree to cancel all options granted to you on or after December 1, 2000, regardless of their exercise price.

9.      WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

        Complete the election form, sign it, and ensure that Darrell Hong or Franci Claudon receives it no later than the expiration date and follow all other applicable instructions set forth in this offer and the election form. You can return your form either by fax to (415) 252-2348, or by mail to Darrell Hong or Franci Claudon, Macromedia, Inc., 600 Townsend St., San Francisco, CA 94103. See Section 3 of the Offer.

10.     IS THIS A REPRICING?

        This is not an option repricing in the traditional sense. Under a traditional stock option repricing, your options would be immediately replaced with new options at a lower option price. If you participate in this exchange, you surrender your option or options and wait more than six months to be granted a new option at the last sale price of Macromedia stock on the trading day immediately preceding the replacement grant date. Because the new options will be priced on a future date, the exercise price of the new options may be higher than the exercise price of the surrendered options. See Section 11 of the Offer.

11.     WHY CAN'T MACROMEDIA JUST REPRICE MY OPTIONS?

        In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we simply repriced options, our profitability could be in serious jeopardy, because we would be required to take a charge against earnings on any future appreciation of the repriced options. These charges would continue for the entire term of the repriced options - as long as ten years. We do not believe that jeopardizing our profitability in this way is in the best interest of our employees or our stockholders. This offer has been structured to avoid this variable plan accounting treatment. See Section 11 of the Offer.

12.     WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

        Granting large numbers of new options would have a negative impact on our dilution, outstanding shares and earnings per share. See Sections 2 and 11 of the Offer.

13.     WOULDN'T IT BE EASIER TO JUST QUIT AND GET REHIRED?

        This is not an available alternative because a re-hire and re-grant within six months of the option cancellation date would be treated the same as a repricing. Again, such a repricing would cause us to incur a variable accounting charge against earnings.

14.     IF I ELECT TO PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

        Options that you designate to be exchanged under this program will be canceled. See Section 5 of the Offer.

15.     WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I DO SO?

        The deadline to elect to participate in this program, which we also refer to as the "EXPIRATION DATE", is 5:00 p.m. Pacific Time on June 4, 2001, unless we extend it. This means that Darrell Hong or Franci Claudon must receive your completed election form by this deadline. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver your completed election form before the extended expiration of the offer.

        We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the offer.

16.     WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

        If you do not turn in your election form by the deadline, you will not participate in the option exchange, and all stock options you currently hold will remain intact at their original price and under their original terms. See
Section 3 of the Offer.

17.     DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

        You may withdraw any options that you elect to exchange up until 5:00 p.m. Pacific Time on June 4, 2001 or any extension of that date. To withdraw your election to exchange, you must deliver a completed notice of withdrawal form to Darrell Hong or Franci Claudon before the deadline. Once you have withdrawn options from the exchange offer, you may re-elect to exchange options only by again following the delivery procedures described above, but you may only do so before the deadline.

        Once the offer expires, you may not make any changes to your election to participate in the offer - any decisions you make to participate or not to participate are irrevocable after 5:00 p.m. Pacific Time on June 4, 2001 or any extension of that date.

18. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS DURING THE SIX-MONTH PERIOD IF I PARTICIPATE IN THIS EXCHANGE?

        Because of the unfavorable accounting charge consequences, participants in this program are not eligible for any additional stock option grants until after the replacement grant date. Even if we would normally have granted you an option in this time period, we will not do so if you elect to participate in the offer to exchange options.

        Because of this limitation, refresh grants will not be made this summer. The earliest that such grants may be made is after the replacement grant date. See Section 5 of the Offer.

19.     ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATION IN THIS EXCHANGE?

        If you exchange your options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.S. federal income tax purposes. Further, at the date of grant of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options does not result in recognition of taxable income. In the case of nonqualified stock options, taxable income is recognized upon exercise.

        Special considerations may apply to employees located abroad. In some countries, the application of local taxation rules may have an impact upon the new grant. For employees in the UNITED KINGDOM, which has adopted new laws governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and Macromedia or any subsidiary of Macromedia to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option from Macromedia or any subsidiary to you. This tax is currently set at 11.9% of the difference between the strike price and the fair market value of the stock at the time of exercise. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Macromedia and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Macromedia and/or any subsidiary in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In addition, if you accept the new option, you will be authorizing Macromedia or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll AT ANY TIME or from the sale of a sufficient number of shares upon EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option.

In the alternative, you agree to make payment on DEMAND FOR such contributions to Macromedia or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, Macromedia will have the right to cancel the new option without further liability.

        We recommend that you consult your own tax advisor with respect to the foreign, federal, state and local tax consequences of participating in the program. See Section 13 of the Offer.

20.     HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

        We understand that this will be a challenging decision for many employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. So, the decision to participate must be your personal decision, and it will depend largely on your own assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and about our business and stock price. We recommend that you obtain current market quotations for our common stock and consult with your own advisors before deciding whether to elect to exchange your options.

21.     WHAT DOES THE BOARD OF DIRECTORS THINK OF THE OFFER?

        Although the Board has approved this offer, neither Macromedia nor the Board makes any recommendation as to whether you should elect to exchange or refrain from exchanging your options. See Section 2 of the Offer.

22. WHAT IF MY EMPLOYMENT AT MACROMEDIA ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELED AND THE REPLACEMENT GRANT DATE?

        The election form will not be revocable after the election deadline passes. Therefore, if you leave Macromedia (or one of its subsidiaries) for any reason after the deadline but before your new option is granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to the new option that would have been issued on the replacement grant date if you had not left. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF MACROMEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. Please speak to your manager if you have specific questions about your position. See Section 5 of the Offer.

23.     WHAT ARE THE CONDITIONS TO THE OFFER?

        The offer is subject to a number of conditions, which are described in
Section 6.

                  SPECIFIC QUESTIONS ABOUT THE CANCELED OPTIONS

24.     WHICH OPTIONS CAN BE CANCELED?

        If you elect to participate in this offer, all options that you elect to cancel will be canceled, and all options granted to you on or after December 1, 2000 will be canceled. Please refer to the election form for a list of options that you may elect to exchange. See Section 1 of the Offer.

25. CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

        Yes, any outstanding, unexercised options can be canceled. The replacement grant will be one-for-one but only in replacement of canceled options.

26. CAN I SELECT ONE PART OF AN OPTION GRANT TO CANCEL, OR CANCEL AN OPTION GRANT ONLY AS TO CERTAIN SHARES?

        No, we cannot cancel portions of outstanding option grants.

27. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELED?

        If you elect to participate in this program, then on the expiration date, we will cancel all of your outstanding options that were granted on or after December 1, 2000, plus any other options that you elected to cancel. You will not be able to receive any option grants until the replacement grant date, when your new grant will be issued. See Section 5 of the Offer.

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

        BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND CONSULT WITH YOUR OWN ADVISORS BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

28.     WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

        The number of shares covered by your new option will be equal to the number of shares canceled under your old stock option or options. Each new option will be granted pursuant to a new option agreement between you and us.

29.     WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

        The exercise price for the new options, which will be granted on the replacement grant date, will be the closing sale price of our common stock on the Nasdaq National Market on the date preceding the replacement grant date.

30. WHAT WILL MY NEW OPTION TYPE BE, AN INCENTIVE STOCK OPTION OR A NONQUALIFIED STOCK OPTION?

        The new options will be nonqualified stock options.

31.     WHEN WILL I RECEIVE MY NEW OPTIONS?

        We will grant the new options on the replacement grant date. If we cancel options elected for exchange on the expiration date, the replacement grant date of the new options will be between December 5, 2001 and January 21, 2002. Note that we will require additional time to make the new options available to you and to provide you with documentation of the grant, therefore you will not be able to exercise any of your options for one week following the replacement grant date. See Section 5 of the Offer.

32. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we were to grant the new options on any date earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record a variable compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. Please also see question 11 above.

33.     WHEN WILL I RECEIVE MY NEW OPTION NOTICE, AND WHEN WILL I BE ABLE TO
        EXERCISE?

        You will not be able to exercise the new options for one week following the replacement grant date. We anticipate that the notice of your new option will be sent to you within one week after the replacement grant date.

34.     WHAT WILL BE THE VESTING SCHEDULE OF MY NEW OPTIONS?

        Your new options granted in this program will have the same vesting schedule as your canceled options. The vesting start date for the replacement option will be the same vesting start date that applied to the canceled option. You will receive vesting credit for the time between the cancellation date, which we expect to be June 4, 2001, and the replacement grant date as if the options you elect to cancel were outstanding throughout this period. See question 36 below for an example.

35.     WHAT WILL BE THE TERMS AND CONDITIONS OF MY NEW OPTIONS?

        Except for the new option exercise price and the one week exercise black-out following the replacement grant date, the terms of the new options will be determined by the Compensation Committee.

36.     CAN I HAVE AN EXAMPLE OF AN OFFER TO EXCHANGE?

        The following is a representative example of an offer to exchange for a hypothetical employee. Your situation is likely to vary in significant respects.


        Assumptions:
        Original Grant Date:                     September 10, 2000
        Original Stock Option:                   1,000 shares
        Original Stock Option Price:             $60.64 per share

        Original Vesting Schedule:               250 shares vest September 10,
                                                 2001, and 2.083% of the shares
                                                 vest monthly thereafter until
                                                 fully vested on September 10,
                                                 2004.
        HYPOTHETICAL Stock Price on
        Replacement Grant Date
        On or about December 5, 2001:            $30 per share

        If you choose to participate in the exchange offer, using the above assumptions for the sake of illustration, on the replacement grant date you would have:

        New Option:                              1,000 shares
        New Option Price:                        $30 per share

        New Option Vesting:                      291 shares would be vested on
                                                 the replacement grant date, and
                                                 2.083% of the shares vest
                                                 monthly thereafter until fully
                                                 vested on September 10, 2004
                                                 (assuming your employment with
                                                 us continues throughout that
                                                 time).

        If you do not participate in the exchange offer, on the replacement grant date you would have:

        Original Stock Option:                   1,000 shares
        Original Stock Option Price:             $60.64 per share

        Original Vesting Schedule:               291 shares would be vested on
                                                 the replacement grant date, and
                                                 2.083% of the shares vest
                                                 monthly thereafter until fully
                                                 vested on September 10, 2004
                                                 (assuming your employment with
                                                 us continues throughout that
                                                 time).

37. WHAT HAPPENS IF MACROMEDIA IS ACQUIRED DURING THE PERIOD AFTER MY OPTIONS ARE CANCELED BUT BEFORE I AM GRANTED NEW OPTIONS?

        While we currently have no plans to enter into any such transaction, it is possible that prior to the replacement grant we might enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation. Depending on the structure of a transaction, option holders participating in this offer might be deprived of any further price appreciation in the common stock or deprived of the opportunity to participate in the option exchange program.

        We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such transaction, employees who tendered options for cancellation pursuant to this offer would not receive options to purchase our stock, or securities of the acquiror or any other consideration for their tendered options.

        Having said the above, we understand that it is generally not in the best interest of the Company or its shareholders to take actions that are likely to create employee ill will.

        See Section 5 of the Offer.

38.     AFTER I RECEIVE MY NEW OPTION, WHAT HAPPENS IF I AGAIN END UP
        UNDERWATER?

        We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and we do not expect to offer it again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. See Section 2 of the Offer.

39.     WHAT DO I NEED TO DO TO PARTICIPATE IN THE EXCHANGE PROGRAM?

        To participate, you must complete the election form, sign it and make sure that Darrell Hong or Franci Claudon receives it no later than the expiration date. You can return your form either by fax to Darrell Hong or Franci Claudon at (415) 252-2348, or by mail to Darrell Hong or Franci Claudon, Macromedia, Inc., 600 Townsend St., San Francisco, CA 94103. See Section 3 of the Offer.

                                    THE OFFER

1.      NUMBER OF OPTIONS; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the exchange offer, we will grant new options to purchase common stock in exchange for all eligible options that are properly elected for exchange and not withdrawn in accordance with Section 4 before the "expiration date," as defined below. The options that are eligible for exchange (the "ELIGIBLE OPTIONS") are any options that were granted and are outstanding under the Macromedia, Inc. 1992 Equity Incentive Plan, the Macromedia, Inc. 1999 Stock Option Plan and the Andromedia, Inc. 1999 Stock Plan (collectively, the "PLANS"), along with some non-plan option grants that were originally granted by Macromedia. If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be nonqualified stock options subject to the terms of a new option agreement between you and us.

        IF YOU ARE NOT AN EMPLOYEE OF MACROMEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE, OR ANY OTHER CONSIDERATION FOR THOSE CANCELED OPTIONS. YOU WILL NOT BE ABLE TO EXERCISE ANY OPTIONS SURRENDERED FOR EXCHANGE AFTER THEY HAVE BEEN ACCEPTED FOR EXCHANGE.

        EMPLOYEES RESIDING ABROAD WHO WISH TO PARTICIPATE IN THE EXCHANGE MAY BE SUBJECT TO FURTHER RESTRICTIONS AND REQUIREMENTS, INCLUDING THE REQUIRED TAX ELECTION DISCUSSED IN SECTION 13 BELOW.

        The term "EXPIRATION DATE" means 5 p.m. Pacific Time on June 4, 2001, unless, in our discretion, we have extended it to a later time and date, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

        If we decide to take any of the following actions, we will notify you and extend the offer for a period of ten business days after the date of such notice if the offer is scheduled to expire within that time frame:

        (a) increase or decrease the amount of consideration offered for the options; or

        (b) decrease the number of options eligible for exchange in the offer; or

        (c) increase the number of options eligible for exchange in the offer by an amount greater than 10% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

2.      PURPOSE OF THE OFFER.

        We issued the eligible options to provide our employees an opportunity to acquire or increase a proprietary interest in Macromedia, thereby creating a stronger incentive to work hard for our growth and success and to encourage our employees to continue their employment with Macromedia.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Merely granting additional options to option holders, with exercise prices based on our current stock price, would have an adverse effect in the form of stockholder dilution. In addition, we have a limited number of options available for grant and wish to conserve our available options for new hires and ongoing grants. The offer is designed to preserve options for future grants.

        CONSIDERING THE RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET, AND WITH OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE MARKET PRICE AT THE TIME OF THE NEW OPTION (AND THUS THE EXERCISE PRICE OF YOUR NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE STRIKE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME. IF YOU PARTICIPATE IN THE PROGRAM YOU ARE TAKING A RISK THAT YOUR REPLACEMENT GRANT WILL HAVE AN EXERCISE PRICE HIGHER THAN YOUR CURRENT OPTION. IN ADDITION, IF YOU ELECT TO PARTICIPATE IN THE OFFER AND THEN YOUR EMPLOYMENT TERMINATES BEFORE ANY NEW OPTION IS GRANTED, YOUR CANCELED OPTION WOULD NOT BE AVAILABLE AND NO REPLACEMENT WOULD BE ISSUED, SO YOU MIGHT LOSE AN OPPORTUNITY TO BUY OUR STOCK AT A PRICE POTENTIALLY LOWER THAN THE MARKET PRICE.

        Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we have no current plans or proposals that relate to or would result in:

        (a) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

        (b) Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        (c) Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d) Any change in our Board of Directors or management, including a change in the number or term of directors or to fill any existing Board vacancies or to change any executive officer's material terms of employment;

        (e) any other material change in our corporate structure or business;

        (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

        (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") ;

        (h)     the suspension of our obligation to file reports pursuant to
                Section 15(d) of the Exchange Act;

        (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

        (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

        Neither Macromedia nor our Board makes any recommendation as to whether or not you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.      PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

        Proper exchange of options. To elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the election form, properly complete, duly execute and deliver to us the election form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax to Darrell Hong or Franci Claudon at (415) 252-2348 or by mail to Darrell Hong or Franci Claudon, Macromedia, Inc., 600 Townsend St., San Francisco, CA 94103, before the expiration date.

        If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and terms.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

        Our acceptance constitutes an agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US, ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.      WITHDRAWAL RIGHTS.

        You may only withdraw the options you have elected to cancel ("YOUR ELECTED OPTIONS") in accordance with the provisions of this Section 4.

        You may withdraw your elected options at any time before the expiration date. If we extend the offer beyond that time, you may withdraw your elected options at any time until the extended expiration date. In addition, unless we accept your elected options for exchange before the expiration date, you may withdraw options you elected to exchange at any time after that date.

        To withdraw elected options, you must deliver a completed written notice of withdrawal, or a facsimile thereof, to us prior to our acceptance of your election to exchange. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

        Neither Macromedia nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

        Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on the effective date, you will be granted, subject to the conditions set forth in this section, new options on the replacement grant date, which will be on or after December 5, 2001. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options upon the approval of the Compensation Committee as of a date at least six months and one day after the extended date.

        If we accept options you elect to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date. This prevents us from incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

        Your new options will entitle you to purchase a number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends, and similar events. IF YOU ARE NOT AN EMPLOYEE OF MACROMEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Therefore, if your employment with Macromedia or one of our subsidiaries terminates for any reason before your new option is granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to the new option that would have been issued on the replacement grant date.

        We are also reserving the right, in the event of a merger or similar transaction after the expiration date, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. IF WE WERE TO TERMINATE YOUR RIGHT TO RECEIVE REPLACEMENT OPTIONS UNDER THIS OFFER IN CONNECTION WITH SUCH TRANSACTION, EMPLOYEES WHO TENDERED OPTIONS FOR CANCELLATION PURSUANT TO THIS OFFER WOULD NOT RECEIVE OPTIONS TO PURCHASE OUR STOCK, OR SECURITIES OF THE ACQUIROR, OR ANY OTHER CONSIDERATION FOR THEIR TENDERED OPTIONS. We presently have no plans or proposals that relate to or would result in an acquisition of Macromedia. Section 2 of this offer to exchange describes our future plans.

        For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will provide your notice of your new option within one week after the replacement grant date.

6.      CONDITIONS OF THE OFFER.

        Notwithstanding any other provision of this exchange offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, if at any time on or after the date of this offer and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

        (a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Macromedia or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

        (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

                (iii) materially impair the contemplated benefits of the offer to us; or

                (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Macromedia or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

        (c)     there has occurred:

                (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Macromedia or our subsidiaries or on the trading in our common stock;

                (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Macromedia or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

                (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

                (viii) any decline in the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 25% measured during any time period after the close of business on May 4, 2001;

        (d) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

        (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

        (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date;

        (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

        (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

        (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Macromedia or our subsidiaries that, in our reasonable judgment, is or may be material to Macromedia or our subsidiaries.

        The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.      PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

        Our common stock has been quoted on the Nasdaq National Market System ("NASDAQ") under the symbol MACR since our initial public offering on December 13, 1993. Our fiscal year runs from April 1 through March 31. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq for each of our fiscal quarters for the past two fiscal years:


                                                       High                     Low
                                                   ----------                ---------
Fiscal year ended March 31, 2001
         Fourth Quarter                            $    64.25                $   13.88
         Third Quarter                                  85.25                    54.75
         Second Quarter                                120.88                    56.25
         First Quarter                                 114.75                    42.25

Fiscal year ended March 31, 2000
         Fourth Quarter                            $   100.00                $   62.00
         Third Quarter                                  88.69                    39.88
         Second Quarter                                 49.25                    27.38
         First Quarter                                  53.25                    32.88

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        Consideration. We will issue new options to purchase common stock in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected by such option holder.

        Terms of new options. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Except for the exercise price and blackout period, the terms and conditions of the new options will be determined by the Compensation Committee.

        The terms and conditions of current options under the Plans are set forth in the respective plan and stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the prospectuses prepared by us and previously distributed to you. You may obtain copies of these prospectuses and the plans as indicated below.

        IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS, THE FORMS OF STOCK OPTION AGREEMENT UNDER THE PLANS AND ANY OTHER TERMS AND CONDITIONS OF THE NEW OPTIONS DETERMINED BY THE COMPENSATION COMMITTEE.

        PLEASE CONTACT DARRELL HONG AT (415) 252-6860 OR BY EMAIL AT DHONG@MACROMEDIA.COM, OR FRANCI CLAUDON AT (415) 252-4086 OR BY EMAIL AT FCLAUDON@MACROMEDIA.COM, OR BY MAIL TO DARRELL HONG OR FRANCI CLAUDON, MACROMEDIA, INC., 600 TOWNSEND ST., SAN FRANCISCO, CA 94103, TO RECEIVE A COPY OF THE PLANS, PROSPECTUSES OR FORMS OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.      INFORMATION CONCERNING MACROMEDIA.

        Macromedia develops, markets and supports software products, technologies and services that enable people to define what the Web can be. Its customers, from developers to enterprises, use Macromedia solutions to help build compelling and effective Web sites and e-business applications.

        Macromedia's software business' products enable rich, engaging, and personalized Web experiences. From stand-alone products for Web authoring and graphics creation to integrated solutions for mission-critical server and e-business applications, Macromedia has the technology and services that enable developers and enterprises to create and deliver Web sites.

        Macromedia is based in San Francisco, California, and has more than 1,700 employees worldwide working with industry partners to deliver compelling and effective Web experiences.

        Macromedia was incorporated in Delaware on February 25, 1992, and has acquired several other businesses, including Allaire Corporation, since its incorporation. Its common stock is listed on the Nasdaq National Market under the symbol MACR. Its World Wide Web site can be accessed at macromedia.com.

        For financial information regarding Macromedia, please see the financial statements beginning on page F-1 of this offer. Additional information about Macromedia is available from the documents described in Section 16.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

        The current directors and executive officers of Macromedia and their positions and offices are set forth in the following table:

NAME                                      POSITION
----                                      --------
Robert K. Burgess                Chairman and Chief Executive Officer
Brian J. Allum                   Executive Vice President
Elizabeth A. Nelson              Executive Vice President, Chief Financial Officer and Secretary
Kevin Lynch                      Executive Vice President and President, Products
Stephen A. Elop                  Executive Vice President, Worldwide Field Operations
David R. Mendels                 Senior Vice President, Chief Strategy Officer
John (Ian) Giffen                Director
Mark D. Kvamme                   Director
Donald L. Lucas                  Director
Alan Ramadan                     Director
William B. Welty                 Director

        The address of each director and executive officer is: c/o Macromedia, Inc., 600 Townsend Street, San Francisco, CA 94103.

        The following table sets forth information, as of April 16, 2001, with respect to the beneficial ownership of our common stock by each director, each of our executive officers and all directors and executive officers as a group.

                                      EXERCISABLE
                                        WITHIN           SHARES
                                        60 DAYS           HELD           TOTAL
                                      -----------        ------         -------
Robert K. Burgess                       541,949          59,005         600,954
Brian J. Allum                          168,500           1,478         169,978
Elizabeth A. Nelson                     132,826          25,001         157,827
Kevin Lynch                             206,709             804         207,513
Stephen A. Elop                          86,042           1,585          87,627
David R. Mendels                         86,533           4,946          91,479
John (Ian) Giffen                        38,194              --          38,194
Mark D. Kvamme                           21,493              --          21,493
Donald L. Lucas                          43,624             297          43,921
Alan Ramadan                             19,792              --          19,792
William B. Welty                          8,029              --           8,029
                         Totals       1,353,691          93,116       1,446,807

        The following table lists the stock and stock option transactions involving our officers and directors within the 60 days prior to this offering:


NAME                          TRANSACTION DATE               TRANSACTION DESCRIPTION
----                          ----------------               -----------------------
Burgess, Rob                  3/19/01                        Exercised 1,176 options held by children's trust.
                                                             Exercise price $7.7810; market value on date of exercise
                                                             $20.9375

        Our executive officers are eligible to participate in this offer. Also, we anticipate that several of our directors and executive officers will purchase shares of common stock under our 1993 Employee Stock Purchase Plan on August 15, 2001, in the ordinary course pursuant to the terms of such plan. Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Macromedia, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Macromedia.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

        If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        The option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        The new options that we will grant in the exchange of options pursuant to the offer will be nonqualified stock options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under U.S. law, an optionee recognizes no taxable income upon the grant of a nonqualified option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

        We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified option. The deduction will in general be allowed for the taxable year of Macromedia in which the ordinary income is recognized by the optionee.

        Special tax considerations may apply to employees located abroad. In particular, for employees in the United Kingdom, which has adopted new laws governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and Macromedia or any subsidiary of Macromedia to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option from Macromedia and/or any subsidiary to you. This tax is currently set at 11.9% of the difference between the strike price and the fair market value of the stock at the time of exercise. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Macromedia and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Macromedia and/or any subsidiary in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In addition, if you accept the new option, you will be authorizing Macromedia or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll AT ANY TIME or from the sale of a sufficient number of Shares upon EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In the alternative, you agree to make payment on demand for such contributions to Macromedia or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, Macromedia will have the right to cancel the new option without further liability.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 5 p.m. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

        (a)     (i)     we increase or decrease the amount of consideration
                        offered for the options;

                (i) we decrease the number of options eligible to be elected for exchange in the offer; or

                (ii) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 10% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

        (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first given.

15.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

16.     ADDITIONAL INFORMATION.

        For financial information regarding Macromedia, please see the financial statements beginning on page F-1 of this offer.

        We recommend that, in addition to this offer to exchange and election form, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

        (a) our annual report on Form 10-K for our fiscal year ended March 31, 2000, filed with the SEC on June 27, 2000;

        (b) our quarterly reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2000, filed with the SEC on August 14, 2000, November 13, 2000 and February 2, 2001, respectively;

        (c) our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on June 30, 2000;

        (d) our registration statement on Form S-4 filed with the SEC on February 2, 2001, and amended on February 14, 2001;

        (e) our registration statements on Form S-8 (registering shares to be issued under the Plans) filed with the SEC on August 17, 2000 and December 7, 1999;

        (f) our current reports on Form 8-K and 8-K/A filed with the SEC on January 24, January 26, January 30, March 7, March 28 and April 4, 2001; and

        (g) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on October 22, 1993, as amended on Form 8-A/A filed with the SEC on October 5, 1995, including any amendments or reports we file for the purpose of updating that description.

        The SEC file number for these filings, other than the registration statements, is 000-22688. The file number for the registration statement on Form S-4 filed with the SEC on February 2, 2001 is 333-54930. The file numbers for the registration statements on Form S-8 filed with the SEC on August 17, 2000 and December 7, 1999 are 333-44016 and 333-92233, respectively. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


Judiciary Plaza                           Citicorp Center                               Seven World Trade Center
Room 1024                                 500 West Madison Street                       13th Floor
450 Fifth Street, N.W.                    Suite 1400                                    New York, New York 10048
Washington, D.C. 20549                    Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

        Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "MACR," and our SEC filings can be read at the following Nasdaq address:

        Nasdaq Operations
        1735 K Street, N.W.
        Washington, D.C. 20006

        We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

        Darrell Hong or Franci Claudon
        Macromedia, Inc.
        600 Townsend St.
        San Francisco, CA 94103

or by telephoning Darrell Hong at (415) 252-6860 or Franci Claudon at (415) 252-4086 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information about us contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

17.     MISCELLANEOUS.

        This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Macromedia, Inc. or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K filed on June 27, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include risks related to future growth and rapid expansion and variable revenues and operating results. Other important risks include delays or difficulties in development, deployment, and implementation of our products, pricing and market-share competition, international uncertainties, adverse regulatory or legislative changes, and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Macromedia, Inc.                                                   May 4, 2001

                        MACROMEDIA, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL INFORMATION



1.      Macromedia audited financial statements and related notes included in Macromedia's Annual Report on
        Form 10-K for the fiscal year ended March 31, 2000, filed with the SEC on June 27, 2000

            Independent Auditors' Report...........................................................................F-1

            Consolidated Balance Sheets for the years ended March 31, 2000 and 1999................................F-2

            Consolidated Statements of Operations for the years ended March 31, 2000, 1999 and 1998................F-3

            Consolidated Statements of Cash Flows for the years ended March 31, 2000, 1999 and 1998................F-4

            Consolidated Statements of Stockholder's Equity for the years ended March 31, 2000, 1999 and 1998......F-5

            Notes to Consolidated Financial Statements for the years ended March 31, 2000, 1999 and 1998...........F-6

            Schedule II - Valuation And Qualifying Accounts........................................................F-28

2.      Macromedia unaudited financial statements included in Macromedia's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000, filed with the SEC on February 2, 2001

            Consolidated Balance Sheets for the quarter ended December 31, 2000....................................F-29

            Consolidated Statements of Operations for the quarter ended December 31, 2000..........................F-30

            Consolidated Statements of Cash Flows for the quarter ended December 31, 2000..........................F-31

3.         Book value per share for the quarter ended December 31, 2000............................................F-32

1. MACROMEDIA AUDITED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN MACROMEDIA'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2000, FILED WITH THE SEC ON JUNE 27, 2000



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Macromedia, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Macromedia, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index in Item 14(a)2 herein. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Macromedia, Inc. and subsidiaries as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ KPMG LLP

San Francisco, California
April 24, 2000

                        MACROMEDIA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                            MARCH 31,
                                                                                    --------------------------
                                                                                      2000             1999
                                                                                    ---------        ---------
ASSETS
  Current assets
    Cash, cash equivalents, and short-term investments ......................       $ 187,036        $ 111,157
    Accounts receivable, less allowance for returns and doubtful
      accounts of $10,880 and $9,599, respectively ..........................          41,883           13,971
    Inventory, net ..........................................................           1,349              615
    Prepaid expenses and other current assets ...............................          12,944           13,911
    Deferred tax assets, short-term .........................................           7,812            6,899
                                                                                    ---------        ---------
       Total current assets .................................................         251,024          146,553
    Land and building, net ..................................................          18,982           19,945
    Other fixed assets, net .................................................          41,871           22,868
    Related party loans .....................................................           9,944           10,099
    Other long-term assets ..................................................          17,538            3,030
                                                                                    ---------        ---------
       Total assets .........................................................       $ 339,359        $ 202,495
                                                                                    =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable ........................................................       $   4,988        $   5,995
    Accrued liabilities .....................................................          53,842           27,701
    Unearned revenue ........................................................          10,044            7,490
                                                                                    ---------        ---------
       Total current liabilities ............................................          68,874           41,186
                                                                                    ---------        ---------
  Other long-term liabilities ...............................................             321              381
  Deferred tax liabilities, long-term .......................................              --              306
                                                                                    ---------        ---------
       Total liabilities ....................................................          69,195           41,873
                                                                                    ---------        ---------
  Minority interest .........................................................          15,888               --
  Mandatorily redeemable convertible preferred stock, par value
       $0.001 per share: 0 and 2,310 shares authorized; 0 and 1,216 issued and outstanding (aggregate liquidation preference of
       $0 and $27,014 at March 31, 2000 and 1999, respectively) .............              --           13,591

  Stockholders' equity:
    Common stock, par value $0.001 per share: 80,000 shares
       authorized, 50,674 and 43,590 shares issued and
       outstanding as of March 31, 2000 and 1999, respectively ..............              51               43
    Treasury stock, at cost; 1,818 and 1,620 shares as of March 31, 2000
       and 1999, respectively ...............................................         (33,649)         (25,445)
    Additional paid-in capital ..............................................         335,497          203,431
    Deferred compensation ...................................................         (23,465)          (1,544)
    Accumulated other comprehensive income ..................................             393               38
    Accumulated deficit .....................................................         (24,551)         (29,492)
                                                                                    ---------        ---------
       Total stockholders' equity ...........................................         254,276          147,031
                                                                                    ---------        ---------
       Total liabilities and stockholders' equity ...........................       $ 339,359        $ 202,495
                                                                                    =========        =========


          See accompanying notes to consolidated financial statements.

                        MACROMEDIA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                  YEARS ENDED MARCH 31,
                                                                      -------------------------------------------
                                                                        2000             1999             1998
                                                                      ---------        ---------        ---------
Revenues ......................................................       $ 264,159        $ 153,243        $ 113,803
Cost of revenues ..............................................          28,829           15,625           15,107
                                                                      ---------        ---------        ---------
        Gross profit ..........................................         235,330          137,618           98,696
                                                                      ---------        ---------        ---------
Operating expenses:
      Sales and marketing .....................................         113,005           73,153           60,379
      Research and development ................................          65,739           41,551           36,829
      General and administrative ..............................          24,610           16,740           13,231
      Acquisition related expenses ............................          11,516              454            7,658
      Non-cash compensation ...................................          11,071              287               49
      Amortization of intangibles .............................           1,013              248               --
                                                                      ---------        ---------        ---------
         Total operating expenses .............................         226,954          132,433          118,146
                                                                      ---------        ---------        ---------
         Operating income (loss) ..............................           8,376            5,185          (19,450)

Other income (expense):
      Interest and investment income, net .....................           6,626            1,215            4,687
      Foreign exchange (loss) gain ............................            (321)            (110)             243
      Other ...................................................            (118)           3,932             (293)
                                                                      ---------        ---------        ---------
         Total other income ...................................           6,187            5,037            4,637
Minority interest .............................................           6,179               --               --
                                                                      ---------        ---------        ---------
         Income (loss) before taxes ...........................          20,742           10,222          (14,813)
Provision for income taxes ....................................          11,975            7,612              828
                                                                      ---------        ---------        ---------
         Net income (loss) ....................................           8,767            2,610          (15,641)
Accretion on mandatorily redeemable convertible preferred
         stock.................................................          (2,538)            (104)              --
                                                                      ---------        ---------        ---------
Net income (loss) applicable to common stockholders ...........       $   6,229        $   2,506        $ (15,641)
                                                                      =========        =========        =========

Net income (loss) applicable to common stockholders per share
    Basic .....................................................       $    0.14        $    0.06        $   (0.40)
    Diluted ...................................................       $    0.12        $    0.05        $   (0.40)

Weighted average common share outstanding
    Basic .....................................................          44,601           40,045           38,988
    Diluted ...................................................          52,270           47,242           38,988


          See accompanying notes to consolidated financial statements.

                        MACROMEDIA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                  YEARS ENDED MARCH 31,
                                                                        -------------------------------------------
                                                                          2000             1999              1998
                                                                        ---------        ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...............................................       $   8,767        $   2,610        $ (15,641)
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
      Depreciation and amortization .............................          16,477            8,797            7,085
      Write off of fixed assets related to merger ...............             191               --               --
      Deferred income taxes .....................................          (1,583)           1,955              (41)
      Tax benefit from employee stock plans .....................           8,714            4,439              240
      Minority interest .........................................          (6,179)              --               --
      Non-cash compensation .....................................           9,719              607               --
      Deferred compensation amortization ........................           1,957              288               49
      Changes in operating assets and liabilities,
        net of effect of mergers:
         Accounts receivable, net ...............................         (27,912)          (6,014)          (5,565)
         Inventory, net .........................................            (734)             128            1,139
         Prepaid expenses and other current assets ..............             967           (9,889)             617
         Other long-term assets .................................          (2,387)          (2,471)           2,559
         Accounts payable .......................................          (1,007)           1,211           (2,359)
         Accrued liabilities ....................................          26,363            7,557            2,919
         Unearned revenue .......................................           2,554            5,418             (455)
         Other long-term liabilities ............................              --             (478)             523
                                                                        ---------        ---------        ---------
      Net cash provided by (used in) operating activities .......          35,907           14,158           (8,930)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets ..............................             625              961               --
Purchases of short-term investments .............................        (117,457)        (133,549)        (444,824)
Maturities of short-term investments ............................         127,558          128,005          455,465
Acquisition of property and equipment ...........................         (33,934)         (12,655)         (12,622)
Purchases of third party investments ............................         (13,300)              --           (2,500)
Acquisition of intangible assets ................................             (80)              --               --
Loan receivable .................................................             155           (2,659)          (4,943)
                                                                        ---------        ---------        ---------
      Net cash used in investing activities .....................         (36,433)         (19,897)          (9,424)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of mandatorily redeemable
  convertible preferred stock ...................................              --            9,937            3,548
Proceeds from issuance of preferred stock .......................          59,029            3,407            8,702
Proceeds from issuance of common stock ..........................          39,434           26,777            8,011
Borrowings on capital lease .....................................             999            1,355              201
Payments on capital lease .......................................          (1,281)            (833)             (67)
Acquisition of treasury stock ...................................          (8,204)         (20,306)          (5,139)
                                                                        ---------        ---------        ---------
      Net cash provided by financing activities .................          89,977           20,337           15,256
Net increase (decrease) in cash and cash equivalents ............          89,451           14,598           (3,098)
Adjustment to conform acquired companies' year end ..............          (3,826)           2,084               --
                                                                        ---------        ---------        ---------
Total ...........................................................          85,625           16,682           (3,098)
Cash and cash equivalents, beginning of year ....................          29,459           12,777           15,875
                                                                        ---------        ---------        ---------
Cash and cash equivalents, end of year ..........................       $ 115,084        $  29,459        $  12,777
                                                                        =========        =========        =========




          See accompanying notes to consolidated financial statements.

                        MACROMEDIA, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                                          COMMON STOCK                      TREASURY STOCK              ADDITIONAL
                                                    --------------------------        --------------------------         PAID-IN
                                                     SHARES            AMOUNT           SHARES           AMOUNT          CAPITAL
                                                    ---------        ---------        ---------        ---------        ----------
BALANCES AS OF MARCH 31, 1997 ...............          38,751        $      39               --        $      --        $ 149,626
Comprehensive loss:
   Net loss .................................
   Unrealized loss on available-for-sale
     securities, net of tax .................
Total comprehensive loss ....................
Common stock issued by acquired company .....                                                                                  46
Preferred Shares issued by acquired
     companies ..............................                                                                               8,656
Exercise of stock options ...................             573                1                                              2,384
Issuance of warrants to purchase common
     stock by acquired company ..............                                                                                 182
Common stock issued under ESPP ..............             195               --                                              1,469
Tax benefit from stock plans ................                                                                                 240
Common stock issued under purchase of
     Solis ..................................             300               --                                              3,975
Purchase of treasury stock ..................                                              (510)          (5,139)
Non-cash compensation .......................                                                                                 (13)
                                                    ---------        ---------        ---------        ---------        ---------

BALANCES AS OF MARCH 31, 1998 ...............          39,819               40             (510)          (5,139)         166,565
Comprehensive income:
   Net income ...............................
   Unrealized loss on available-for-sale
     securities, net of tax .................
Total comprehensive income ..................
Preferred Shares issued by acquired
     companies ..............................                                                                               6,416
Issuance of common stock upon acquisition of
     LikeMinds, Inc. by Andromedia, Inc. ....             458               --                                              2,608
Exercise of stock options ...................           3,168                3                                             22,546
Common stock issued under ESPP ..............             145               --                                              1,618
Purchase of treasury stock ..................                                            (1,110)         (20,306)
Preferred stock accretion ...................                                                                                (104)
Tax benefit from stock plans ................                                                                               4,439
Non-cash compensation .......................                                                                               2,352
Adjustment to conform acquired company's
     year end (Note 4) ......................                                                                              (3,009)
                                                    ---------        ---------        ---------        ---------        ---------
BALANCES AS OF MARCH 31, 1999 ...............          43,590               43           (1,620)         (25,445)         203,431
Comprehensive income:
   Net income ...............................
   Unrealized gain on available-for-sale
     securities, net of tax .................

Total comprehensive income ..................

Preferred Shares issued by acquired
     companies ..............................                                                                                 520
Exercise of stock options ...................           3,725                4                                             36,842
Common stock issued under ESPP ..............              84               --                                              2,445
Common stock exchanged for preferred stock
     of pooled entities .....................           3,231                4                                             31,403
Purchase of treasury stock ..................                                              (198)          (8,204)
Preferred stock accretion ...................                                                                              (2,538)
Tax benefit from stock plans ................                                                                               8,714
Non-cash compensation .......................                                                                              33,251
Gain on sale of subsidiary stock ............                                                                              21,109
Adjustment to conform acquired company's
     year end  (Note 4) .....................              44               --                                                320
                                                    ---------        ---------        ---------        ---------        ---------
BALANCES AS OF MARCH 31, 2000 ...............          50,674        $      51           (1,818)       $ (33,649)       $ 335,497
                                                    =========        =========        =========        =========        =========


                                                                  ACCUMULATED                       (ACCUMULATED
                                                                     OTHER                            DEFICIT)          TOTAL
                                                   DEFERRED      COMPREHENSIVE    COMPREHENSIVE       RETAINED       STOCKHOLDERS'
                                                 COMPENSATION    INCOME (LOSS)    INCOME (LOSS)       EARNINGS          EQUITY
                                                 ------------    -------------    -------------     ------------     -------------
BALANCES AS OF MARCH 31, 1997 ...............     $    (149)       $     297                         $ (18,545)       $ 131,268
Comprehensive loss:
   Net loss .................................                                       $ (15,641)         (15,641)         (15,641)
   Unrealized loss on available-for-sale
     securities, net of tax .................                           (250)            (250)                             (250)
                                                                                    ---------
Total comprehensive loss ....................                                       $ (15,891)
                                                                                    ---------
Common stock issued by acquired company .....                                                                                46
Preferred Shares issued by acquired
     companies ..............................                                                                             8,656
Exercise of stock options ...................                                                                             2,385
Issuance of warrants to purchase common stock
     by acquired company ....................                                                                               182
Common stock issued under ESPP ..............                                                                             1,469
Tax benefit from stock plans ................                                                                               240
Common stock issued under purchase of
     Solis ..................................                                                                             3,975
Purchase of treasury stock ..................                                                                            (5,139)
Non-cash compensation .......................            62                                                                  49
                                                  ---------        ---------        ---------        ---------        ---------

BALANCES AS OF MARCH 31, 1998 ...............           (87)              47                           (34,186)         127,240
Comprehensive income:
   Net income ...............................                                       $   2,610            2,610            2,610
   Unrealized loss on available-for-sale
     securities, net of tax .................                             (9)              (9)                               (9)
                                                                                    ---------
Total comprehensive income ..................                                       $   2,601
                                                                                    ---------
Preferred Shares issued by acquired
     companies ..............................                                                                             6,416
Issuance of common stock upon acquisition of
     LikeMinds, Inc. by Andromedia, Inc. ....                                                                             2,608
Exercise of stock options ...................                                                                            22,549
Common stock issued under ESPP ..............                                                                             1,618
Purchase of treasury stock ..................                                                                           (20,306)
Preferred stock accretion ...................                                                                              (104)
Tax benefit from stock plans ................                                                                             4,439
Non-cash compensation .......................        (1,457)                                                                895
Adjustment to conform acquired company's
     year end (Note 4) ......................                                                            2,084             (925)
                                                  ---------        ---------        ---------        ---------        ---------
BALANCES AS OF MARCH 31, 1999 ...............        (1,544)              38                           (29,492)         147,031
Comprehensive income:
   Net income ...............................                                       $   8,767            8,767            8,767
   Unrealized gain on available-for-sale
     securities, net of tax .................                            365              365                               365
                                                                                    ---------
Total comprehensive income ..................                                       $   9,132
                                                                                    =========
Preferred Shares issued by acquired
     companies ..............................                                                                               520
Exercise of stock options ...................                                                                            36,846
Common stock issued under ESPP ..............                                                                             2,445
Common stock exchanged for preferred stock
     of pooled entities .....................                                                                            31,407
Purchase of treasury stock ..................                                                                            (8,204)
Preferred stock accretion ...................                                                                            (2,538)
Tax benefit from stock plans ................                                                                             8,714
Non-cash compensation .......................       (21,747)                                                             11,504
Gain on sale of subsidiary stock ............                                                                            21,109
Adjustment to conform acquired company's
     year end (Note 4) ......................          (174)             (10)                           (3,826)          (3,690)
                                                  ---------        ---------        ---------        ---------        ---------
BALANCES AS OF MARCH 31, 2000 ...............     $ (23,465)       $     393                         $ (24,551)       $ 254,276
                                                  =========        =========        =========        =========        =========



          See accompanying notes to consolidated financial statements.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


1. NATURE OF OPERATIONS

        Macromedia's Software business develops software that creates Web site layout, graphics and rich media content for Internet users and develops solutions for analyzing Web traffic and personalizing Web sites. Additionally, the Company's consumer business, shockwave.com, Inc. ("shockwave.com"), designs, develops and markets aggregated content to provide and expand online entertainment on the Web. Macromedia sells its products through a network of distributors, value-added resellers ("VAR"s) and its own sales force and Web site, and to original equipment manufacturers ("OEM"s) in North America, Europe, Asia Pacific and Latin America. In addition, Macromedia derives revenues from advertising on its Web sites, and from software maintenance and technology licensing agreements. shockwave.com derives revenues from advertising and sponsorship on its Web sites. Macromedia, Inc. and its subsidiaries are hereinafter collectively referred to as the "Company" or Macromedia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include all domestic and foreign subsidiaries that are more than 50% owned and controlled. All significant intercompany transactions and balances have been eliminated.

        USE OF ESTIMATES - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

        REVENUE RECOGNITION - The Company recognizes revenue from the license of software products (shrinkwrap products and volume applications) to end users and OEMs, service transactions, advertising and sponsorships. The Company recognizes revenue from shrinkwrap software at shipment based on the fair value of the element provided that collection of the resulting receivable is deemed probable, in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants. The Company also maintains an allowance for potential credit losses and an allowance for anticipated returns on products sold to distributors and direct customers. The allowance for sales returns is estimated based on a calculation of forecast sales to the end user by distributors in relation to estimated current channel inventory levels. Revenues from multiple element software arrangements are allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support ("PCS"), installation, or training. The determination of fair value is based on objective evidence that is specific to the Company. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. Revenue from PCS contracts is recognized on a straight-line basis over the term of the contract, generally one year. Revenue from consulting, training, and other services is generally recognized as the services are performed.

        In December 1998, SOP 98-9 Software Revenue Recognition, with Respect to Certain Arrangements was issued. SOP 98-9 requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The adoption of SOP 98-9 did not have a material effect on the Company's results of operations when adopted on April 1, 1999.

        The Company has entered into agreements whereby it licenses products to OEMs or provides customers the right to multiple copies. These agreements generally provide for nonrefundable fixed fees that are recognized at delivery of the product master or the first copy. If PCS is not included, per copy royalties in excess of the fixed minimum amounts and refundable license fees are recognized as earned. If PCS is included in the contract, it is unbundled from the license fee using the Company's objective evidence of the fair value of the maintenance and/or services

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


represented by the Company's customary pricing for such maintenance and/or services. If objective evidence of the fair value of the maintenance is not available, the revenues from the entire arrangement are recognized ratably over the maintenance term.

        The Company has entered into end user software license agreements for the Company's products that provide for an initial fee to use the products in perpetuity up to a maximum number of users. These volume license arrangements are multiple element arrangements consisting of license fees, consulting fees and PCS. Some arrangements involve services that are essential to the functionality of the software. Fees from licenses are recognized as revenue upon shipment, provided all significant obligations have been met, persuasive evidence of an arrangement exists, fees are fixed and determinable, collection is probable and the arrangement does not involve services that are essential to the functionality of the software. Fees from licenses sold together with consulting services are generally recognized upon shipment provided that the above criteria have been met and payment of the licenses is not dependent upon the performance of the consulting services. Revenues from PCS are recognized on a straight-line basis over the term of the contract. In instances where the arrangement involves services that are essential to the functionality of the software, both the license and consulting fees are recognized under the percentage of completion method of contact accounting in accordance with SOP 81-1.

        Progress towards completion is generally measured based on the estimated number of hours to complete the specific projects. In the event the costs to complete a contract are expected to exceed anticipated revenues, a loss is accrued. In certain circumstances where the Company is unable to estimate the amount of effort required to customize or implement the software license, revenue is recognized using the completed contract method. As of March 31, 2000, no amounts have been recognized under the completed contract method.

        Advertising revenues are derived from the sale of banner advertisements and sponsorships on the Company's Web sites under short and long-term contracts, net of commissions. Through March 31, 2000, the Company's advertising contracts have been principally less than one year. Advertising revenues on banner contracts and sponsorships are recognized based on delivery in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's Web sites. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

        CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - Cash equivalents consist of highly liquid investments with a stated effective maturity of three months or less at the time of purchase. Short-term investments consist of readily marketable securities with a maturity of more than three months from time of purchase. Where the maturity is more than one year, the securities are classified as short-term as the Company's intention is to convert them into cash for operations as needed.

        Cash equivalents and all of the Company's short-term investments are classified as "available-for-sale" under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities.

        The amortized cost of available-for-sale securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in net investment income. As required by SFAS No. 115, available-for-sale securities are recorded at fair value. Unrealized gains and losses are reported as a separate component of accumulated other comprehensive income (loss) in stockholders' equity. Realized gains and losses, and declines in value judged to be other than temporary on available-for-sale securities, are included in other income (expense). The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income, net.

        INVESTMENTS - The Company holds strategic investments in several companies. When the investments do not represent a greater than 20% voting interest in the investee and the Company does not have the ability to significantly influence the investee's management, the investments are accounted for on the cost basis. When the Company does own greater than 20% but less than 50% voting interest in an investee, or has the ability to exert significant influence over the investee's management, the Company accounts for the investment using the equity method of accounting. Investments to date have been accounted for using the cost basis.

        INVENTORY - Inventory consists primarily of software media, hardware product components, manuals, and related packaging materials. Inventory is recorded at the lower of cost or market value, determined on a first-in, first-out basis.

        CONCENTRATIONS OF CREDIT RISK - Distributors comprise a significant portion of the Company's revenues and trade receivables. The Company controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs in-depth credit evaluations of all new customers and requires letters of credit or bank guarantees, if deemed necessary, but generally requires no collateral. For the years ended March 31, 2000, 1999, and 1998, sales to one distributor, Ingram Micro, accounted for 28% of each respective years' consolidated revenues. Accounts receivable relating to this customer were $16.0 million and $8.0 million as of March 31, 2000 and 1999, respectively. These sales to Ingram Micro are included in the Company's Software business (See Note 19). Three distributors accounted for an additional 18% of revenues for the year ended March 31, 2000.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, trade receivables and forward contracts used in hedging activities. The Company places its cash equivalents, short-term investments, and forward contracts with major financial institutions of high credit standing. The Company does not believe there is significant risk of non-performance by these institutions because the Company monitors their credit ratings and limits the financial exposure to any one commercial issuer and any one type of investment. The fair value of the Company's cash, accounts receivable, accounts payable, and employee loans approximated their carrying values due to their short maturity or rate structure.

        PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Buildings are depreciated over thirty years, and tenant improvements over ten years, using the straight-line method. Depreciation of equipment, furniture, and fixtures is provided over estimated useful lives ranging from three to five years using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life of the related assets, ranging from three to ten years.

        INTANGIBLE ASSETS - Intangible assets consist of a trademark license and goodwill related to acquisitions accounted for under the purchase method of accounting. Amortization of the trademark license is calculated on a straight-line basis over an estimated useful life of 7 years. Goodwill is amortized on a straight-line basis over an estimated useful life of approximately 3 years. Accumulated amortization of intangibles was $1.7 million and $300,000 at March 31, 2000 and 1999, respectively. The Company identifies and records impairment losses on intangible and other assets when events and circumstances indicate that such assets might be impaired. The Company considers factors such as significant changes in the business climate and projected cash flows from the respective asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        SOFTWARE COSTS - SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, provides for capitalization of certain software development costs once technological feasibility is established. The Company believes that software development costs incurred subsequent to technological feasibility have not been material, other than the costs paid to third parties to develop localized versions of its software, which are capitalized and amortized to cost of sales on a straight-line basis over the lesser of estimated product life or 12 months. Software costs also include amounts paid for

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


purchased software to be sold and outside development on products that have reached technological feasibility. The amounts capitalized under SFAS No. 86 were immaterial.

        SOFTWARE FOR INTERNAL USE - The Company capitalizes costs of software, consulting services, hardware and payroll related costs incurred to purchase or develop internal-use software in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company expenses costs incurred during preliminary project assessment, research and development, re-engineering, training and application maintenance. Capitalized software for internal use is generally amortized over three years.

        FOREIGN CURRENCY TRANSLATION - The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated using the exchange rates at the balance sheet date. Revenues and expenses are translated using average exchange rates during the year. Translation adjustments are recorded in the consolidated statements of operations.

        FOREIGN EXCHANGE FORWARD CONTRACTS - The Company uses foreign exchange forward contracts to hedge its net monetary asset positions in foreign currencies. The Company's forward contracts do not qualify as accounting hedges. The Company marks-to-market the forward contracts and includes unrealized gains and losses in current period net income or loss as a component of other income (expense). The Company may from time to time adjust its foreign exchange position by entering into additional contracts or by terminating or offsetting existing foreign currency forward contracts. Gains and losses on terminated or offset contracts are recognized in income in the period of contract termination or offset.

        MINORITY INTEREST IN SUBSIDIARY - As of March 31, 2000, the Company had one subsidiary owned less than 100%, shockwave.com. Gains or losses from the sale of subsidiary capital stock are recorded in additional paid-in-capital, net of tax (See Note 11).

        STOCK BASED COMPENSATION - As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based awards to employees (See Note 14). Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the stock option exercise price. Warrants issued to non-employees are accounted for using the fair value method of accounting as prescribed by SFAS 123, utilizing the Black-Scholes model and volatility factors for comparable public companies. Compensation costs are amortized on a straight-line basis over the vesting period of the securities.

        COMPREHENSIVE INCOME (LOSS) - In fiscal year 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards of reporting and displaying comprehensive income and its components of net income and "other comprehensive income" in a full set of general-purpose financial statements. "Other comprehensive income" refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly in stockholders' equity. The adoption of SFAS 130 had no impact on the Company's net income or loss or stockholders' equity. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130. The sole component of other comprehensive income for the years ended March 31, 2000, 1999 and 1998 was unrealized gains or losses from the Company's available-for-sale securities.

        MARKETING PROGRAMS - The Company reimburses certain qualified customers for a portion of the costs related to their promotion of the Company's products. The Company's liability for reimbursement is accrued at the time revenue is recognized as a percentage of the qualified customer's net revenue derived from the Company's products. The Company also subsidizes other marketing activities through cooperative arrangements with its customers, and accrues the expense as the advertising occurs.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


        ADVERTISING COSTS - Advertising expenditures are charged to operations as incurred. Advertising expense for the year ended March 31, 2000, 1999, and 1998 was $8.3 million, $8.2 million, and $4.7 million, respectively.

        INCOME TAXES - The Company utilizes SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, as amended by SFAS 137, Deferral of Effective Date of Statement 133, is effective for all quarters of fiscal years beginning after June 15, 2000. The Company has not completed an assessment of the impact of SFAS 133 on the consolidated results of operations and financial position. SFAS 133 requires the recognition of all derivatives on the balance sheet at fair value.

        RECLASSIFICATION - Certain amounts in the accompanying fiscal year 1999 and fiscal year 1998 consolidated financial statements have been reclassified in order to conform with the presentation of the 2000 consolidated financial statements.

3. SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION

        Supplemental cash flow information and non-cash investing activities for the years ended March 31, 2000, 1999 and 1998 are as follows (in thousands):


                                                                        2000               1999                1998
                                                                      -------            -------             -------
Supplemental disclosure of cash flow information:
   Interest paid ..............................................       $    76            $    43             $    16
   Income taxes paid ..........................................           126                 --                  --

Non-cash investing and financing activities:
   Common stock issued in exchange for LikeMinds ..............       $    --            $ 2,600             $    --
   Common stock issued in exchange for Solis ..................            --                 --               3,975
   Unrealized gain (loss) on available-for-sale securities ....           355                 (9)               (250)


4. BUSINESS COMBINATIONS

        POOLINGS-OF-INTEREST

        ANDROMEDIA, INC. On October 6, 1999, Macromedia, Inc., Andromedia, Inc. ("Andromedia"), and Peak Acquisition Corp., a wholly-owned subsidiary of Macromedia ("Peak Acquisition"), entered into an Agreement and Plan of Reorganization under which Macromedia acquired Andromedia by exchanging all of the outstanding capital stock, options, and warrants of Andromedia for approximately 5.2 million shares of common stock, options, and warrants of Macromedia. The merger closed on December 1, 1999. As a result of the acquisition of Andromedia, Peak Acquisition was merged with and into Andromedia and Andromedia remains as the surviving corporation and wholly-owned subsidiary of Macromedia. The transaction was accounted for as a pooling-of-interests, and accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations for Andromedia. Andromedia develops e-marketing software that enables companies to implement an integrated solution to analyze the success of their Web marketing efforts and to personalize their e-commerce offering based on customers' needs in real-time.

        In conjunction with the merger, the Company incurred direct merger-related expenses of approximately $1.5 million, including investment banker fees, legal and other professional fees, and severance. The

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


Company also incurred costs of $2.3 million relating to Andromedia's public offering process, which was terminated upon the merger with Macromedia. These costs included investment banker fees, legal and other professional fees, and printing costs. At March 31, 2000, approximately $1.5 million of these costs remained in accrued liabilities for acquisition related expenses.

        Prior to the combination, Andromedia's fiscal year ended on December 31. In restating the financial statements for the pooling-of-interests combination, Andromedia's financial statements for the twelve months ended March 31, 2000, December 31, 1998 and December 31, 1997 were combined with Macromedia's financial statements for the years ended March 31, 2000, 1999 and 1998, respectively. The combined balance sheet as of March 31, 1999 combines the assets, liabilities and stockholders' equity of Macromedia on that date with Andromedia's balance sheet as of December 31, 1998. An adjustment has been made to the consolidated statements of stockholders' equity and cash flows to include Andromedia's results of operations for the three months ended March 31, 1999 which were not included in the period ended March 31, 2000. Andromedia's revenue and net loss for the three months ended March 31, 1999 was $1.1 million and $3.8 million, respectively. There were no conforming accounting adjustments for Andromedia and there were no intercompany transactions between the entities prior to the combination.

        ESI SOFTWARE, INC. On July 8, 1999, Macromedia, Inc., ESI Software, Inc., a California corporation ("ESI"), and Dynamo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Macromedia ("Dynamo"), entered into an Agreement and Plan of Reorganization, under which Macromedia acquired ESI by exchanging all of the outstanding capital stock, options and warrants of ESI for approximately 635,000 shares of common stock, options and warrants of Macromedia (as valued on July 8, 1999). The merger closed on September 30, 1999. As a result of the acquisition of ESI, Dynamo was merged with and into ESI and ESI remains as the surviving corporation and a wholly-owned subsidiary of Macromedia. The transaction has been accounted for as a pooling-of-interests and is a tax-free reorganization. ESI develops and markets software that enables users to build advanced, interactive, business-oriented Web applications.

        In conjunction with the merger, the Company incurred direct merger-related expenses of approximately $3.1 million, including expenses for bonuses contingent upon closing of the merger agreement, legal and other professional fees, personnel severance and relocation of employees, during the year ended March 31, 2000.

        Prior to the combination, ESI's fiscal year ended on June 30. The financial statements of Macromedia have been restated to include the financial position and results of operations of ESI for all periods presented. The restated statements of operations for the years ended March 31, 2000 and 1999 include Macromedia's and ESI's results of operations for those periods. The restated statement of operations for the year ended March 31, 1998 combines Macromedia's year ended March 31, 1998 with ESI's year ended June 30, 1998. For the three months ended June 30, 1998, ESI had revenues and a net loss of $93,000 and $2.1 million, respectively. The combined balance sheets as of March 31, 2000 and 1999 combines the assets, liabilities and stockholders' equity of Macromedia with ESI on those dates. An adjustment has been made to the consolidated statements of stockholder's equity and cash flows to exclude ESI's results of operations for the three months ended June 30, 1998 which were included in the period ended March 31, 1999. During the year ended March 31, 2000, the Company purchased product from ESI pursuant to a distribution agreement. This transaction was eliminated upon consolidation. There were no conforming accounting adjustments for ESI upon acquisition.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


        The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below. Revenues and net loss for Andromedia subsequent to December 1, 1999 are included with Macromedia's financial results. Revenue and net loss for ESI subsequent to September 30, 1999 are included with Macromedia's financial results (in thousands).


                                                         FOR THE YEARS ENDED MARCH 31,
                                              ------------------------------------------------
REVENUES:                                       2000                1999                1998
                                              --------            --------            --------
            Macromedia ...........            $257,289            $149,886            $113,086
            Andromedia ...........               4,611               1,969                 449
            ESI Software .........               2,259               1,388                 268
                                              --------            --------            --------
              Combined ...........            $264,159            $153,243            $113,803
                                              ========            ========            ========

NET INCOME (LOSS) APPLICABLE TO
  COMMON STOCKHOLDERS:
            Macromedia ...........            $ 23,864            $ 19,784            $ (6,187)
            Andromedia ...........             (15,555)             (9,660)             (3,350)
            ESI Software .........              (2,080)             (7,618)             (6,104)
                                              --------            --------            --------
              Combined ...........            $  6,229            $  2,506            $(15,641)
                                              ========            ========            ========

        TECHNOLOGY PURCHASE TRANSACTIONS

        STARBASE CORPORATION   In July 1999, the Company acquired certain
technology rights and other related software products from Starbase Corporation for $2.8 million. The Company intends to utilize these assets in the research and development of a single future research and development project. As a result of the acquisition, the Company wrote off the entire $2.8 million to acquisition related expenses in the year ended March 31, 2000 as the Company determined that the technology did not have any alternative future uses.

        TIME4.COM   On December 22, 1999, the Company acquired certain
technology rights of Time4.com, Inc. ("Time4"), a software development company located in Minnesota, for $1.9 million in cash. The acquisition was accounted for under the purchase method; accordingly, the results of operations of Time4 have been included in the Company's consolidated financial statements from the date of acquisition. As a result of the acquisition, the Company wrote off approximately $1.8 million of rights relating to Time4's preliminary technology as the Company determined that the technology does not have any alternative future uses. The Company has capitalized approximately $100,000 associated with the workforce in place and non-compete agreements for Time4's principal employees and is amortizing these intangible assets on a straight-line method over a period of 3.5 years.

5. AGREEMENT WITH LOTUS DEVELOPMENT CORPORATION

        In fiscal year 2000, the Company closed a series of agreements with Lotus Development Corporation ("Lotus"), the combined effect of which was to:
(i) sell certain tangible and intangible assets relating to the Company's Pathware product line to Lotus, (ii) result in Lotus acting as a distributor of the Company's products, and (iii) cause the Company and Lotus to cooperate with respect to certain future development activities related to the Company's and Lotus' products. The Company is to receive a minimum of $30.0 million in revenue over the next three years as a result of the terms of the agreements.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


6. CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

        The following is a summary of cash, cash-equivalents and short-term investments at March 31, 2000 and 1999 (in thousands):


                                                                             2000               1999
                                                                          --------            --------
            Cash and cash equivalents:
               Cash ..........................................            $ 27,732            $ 22,538
               Money market funds ............................               8,729               1,629
               Commercial paper ..............................              64,674               5,032
               Certificates of deposit .......................               1,999                 260
               Government securities .........................              11,950                  --
                                                                          --------            --------
                 Total cash and cash equivalents .............             115,084              29,459
                                                                          --------            --------
            Short-term investments:
               Corporate equity securities ...................            $    982            $  3,020
               Corporate notes ...............................                  --                 501
               Corporate bonds ...............................              27,378                  --
               Commercial paper ..............................               3,976              35,349
               U.S. government debt securities ...............              33,128              42,828
               Certificate of deposit ........................               6,488                  --
                                                                          --------            --------
                 Total short-term investments ................              71,952              81,698
                                                                          --------            --------
            Total cash, cash equivalents, and short-term
            investments ......................................            $187,036            $111,157
                                                                          ========            ========

        Short-term investments consisted of the following, by contractual maturity as of March 31, 2000 and 1999 (in thousands):

                                                                            2000                1999
                                                                          --------            --------
            Due in one year or less ..........................            $ 28,449            $ 61,750
            Due in one to three years ........................              43,503              19,948
                                                                          --------            --------
                                                                          $ 71,952            $ 81,698
                                                                          ========            ========

        The Company's available-for-sale securities are carried at market value. Unrealized gains were $355,000 and losses were $9,000, net of tax, at March 31, 2000 and 1999, respectively.

7. PROPERTY AND EQUIPMENT

        Property and equipment as of March 31, 2000 and 1999, consisted of the following (in thousands):


                                                                            2000                1999
                                                                          --------            --------
            Land and building ................................            $ 21,280            $ 21,270
            Computer equipment ...............................              40,259              26,292
            Computer software ................................              20,535               9,051
            Office equipment and furniture ...................              15,463              10,522
            Leasehold improvements ...........................               7,847               5,447
                                                                          --------            --------
                                                                           105,384              72,582
            Less accumulated depreciation and amortization ...             (44,531)            (29,769)
                                                                          --------            --------
                                                                          $ 60,853            $ 42,813
                                                                          ========            ========

        Depreciation and amortization expense for the years ended March 31, 2000, 1999, and 1998 was $14.8 million, $8.4 million, and $7.8 million, respectively.

        Included in computer software is approximately $15.6 million related to the continuing development of an internal use information technology infrastructure for sales and marketing, customer support, on-line product distribution, and technical support. At March 31, 2000 accumulated amortization of this software was approximately $3.4 million.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


8. INVESTMENTS

        In fiscal year 2000, the Company made strategic preferred stock investments in several companies, including Stan Lee Media, Inc., Mondo Media Productions, Inc., Spiderdance, Inc., iHarvest Corporation and Context Media, Inc. These investments are included in the other assets component of the consolidated balance sheets. The cost method is used to record these investments, as the Company holds less than 20% of the voting rights of each of these investees and does not have the ability to significantly influence the investees. The Company determines the fair value of the investment based on current market price, or if the investment is not publicly traded, considers among other factors, pricing of current financing rounds. As of March 31, 2000, the investment costs approximated their fair values.

9. ACCRUED LIABILITIES

        Accrued liabilities as of March 31, 2000 and 1999, consisted of the following (in thousands):


                                                                            2000                1999
                                                                          --------            --------
            Accrued compensation .............................            $  5,172            $  1,756
            Accrued marketing development ....................               2,789               2,078
            Accrued fringe benefits ..........................               4,822               2,670
            Accrued payroll taxes ............................               9,113               2,939
            Accrued income taxes .............................               8,782               4,139
            Other accrued expenses ...........................              23,164              14,119
                                                                          --------            --------
                Total accrued liabilities ....................            $ 53,842            $ 27,701
                                                                          ========            ========

10. INCOME TAXES

        The components of the provision for income taxes for the years ended March 31, 2000, 1999 and 1998, are as follows (in thousands):


                                                                  2000               1999                1998
                                                                -------            -------             -------
            Current
              Federal ..............................            $    --            $    --             $    --
              State ................................                 --                 --                  --
              Foreign ..............................              2,651              2,331                 323
                                                                -------            -------             -------
               Total Current .......................              2,651              2,331                 323
            Deferred:
              Federal ..............................                416                949                 829
              State ................................                194               (107)               (564)
                                                                -------            -------             -------
               Total Deferred ......................                610                842                 265
            Charge in lieu of taxes
            attributable to employee stock plans ...              8,714              4,439                 240
                                                                -------            -------             -------
                  Total ............................            $11,975            $ 7,612             $   828
                                                                =======            =======             =======

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


        The provision for income taxes differs from the expected tax expense amount computed by applying the statutory federal income tax rate of 35% to income before income taxes for the years ended March 31, 2000 and 1999, and 34% for the year ended March 31, 1998, as a result of the following (in thousands):


                                                                 2000               1999                1998
                                                                -------            -------             -------
            Computed tax (benefit) at statutory
            rate ...................................            $ 7,213            $ 9,590             $(1,822)
            State taxes (net) ......................                602                387                 151
            Nondeductible pooling and
            acquisition costs and goodwill .........             10,442                 32               2,412
            Foreign benefits provided for at
            rates other than U.S. statutory rates ..             (4,286)              (725)                 --
            Research and other tax credits .........             (2,413)            (1,543)                 --
            Other, net .............................                417               (129)                 87
                                                                -------            -------             -------
            Total ..................................            $11,975            $ 7,612             $   828
                                                                =======            =======             =======

        The tax effect of temporary differences that give rise to deferred tax assets (liabilities) as of March 31, 2000 and 1999, is as follows (in thousands):

                                                                             2000               1999
                                                                          --------            --------
            Deferred tax assets:
               Reserves, accruals and other ..................            $  9,333            $  6,899
               Net operating loss
               carryforwards (federal) .......................              79,857              25,197
               Net operating loss
               carryforwards (state) .........................              21,797               2,983
               Credit for research activities ................              16,330              13,207
               Other credits .................................               3,339                 588
                                                                          --------            --------
                 Total deferred tax assets ...................             130,656              48,874
               Less valuation allowance ......................            (122,844)            (41,975)
                                                                          --------            --------
               Net deferred tax assets .......................               7,812               6,899

            Deferred tax liabilities:
               Depreciation ..................................                  --                (306)
                                                                          --------            --------
                 Total deferred ..............................                  --                (306)
                                                                          --------            --------
            Net deferred tax asset ...........................            $  7,812            $  6,593
                                                                          ========            ========

        As of March 31, 2000, the Company had available federal and state net operating loss carryforwards of approximately $255.0 million and $111.0 million, respectively. The Company also had unused research credit carryforwards of approximately $10.1 million and $6.2 million for federal and California tax purposes, respectively. If not utilized, net operating loss and federal research credit carryforwards will expire in fiscal years 2002 through 2020. The California research credits may be carried forward indefinitely.

        Approximately $102.0 million of the valuation allowance for deferred tax assets is attributable to employee stock option deductions, the benefit from which will be allocated to paid-in capital rather than current earnings when subsequently recognized. Approximately $16.3 million of the valuation allowance for deferred tax assets relates to research and experimentation credits, of which approximately $10.6 million will be allocated to paid-in capital rather than current earnings when subsequently recognized.

        Cumulative undistributed earnings of international subsidiaries amounted to $24.0 million as of March 31, 2000, which are intended to be permanently reinvested. The amount of income tax liability that would result had such earnings been repatriated is estimated to be approximately $8.8 million.

        The utilization of research and experimentation credits is limited by current tax regulations. These research and experimentation credits will be utilized in future periods if sufficient income is generated. The

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


Company's ability to utilize certain loss carryforwards and certain research credit carryforwards are subject to limitations pursuant to the ownership change rules of Internal Revenue Code Section 382.

        The Company believes it is more likely than not that future operations will generate sufficient taxable income to realize the net deferred tax assets recognized by the Company.

11. MINORITY INTEREST IN SUBSIDIARY

        During fiscal year 2000, the Company's consolidated subsidiary, shockwave.com, issued 18.2 million shares of Preferred Series B stock to parties other than Macromedia for cash consideration of $2.50 per share. This represented 34.6% of shockwave.com's preferred stock at March 31, 2000. Prior to the transaction, the Company held 100% of the equity of shockwave.com in the form of Preferred Series A stock. Preferred Series A and B stock both have identical rights and privileges. The proportionate value offered to the third parties in the Series B offering was in excess of the Company's average carrying amount. As a result of the transaction, the Company recorded $21.1 million in its consolidated statement of stockholders' equity in order to adjust its investment in shockwave.com stock to reflect its share of the net assets of shockwave.com. In addition, the Company considers shockwave.com a start up, and as such, no gain was recognized by the Company.

        shockwave.com is authorized to issue 107.2 million shares of convertible preferred stock. Of this, 69.2 million shares are Series A Convertible Preferred Stock and 38.0 million shares are Series B Convertible preferred stock, both with a par value of $0.001 per share. The rights and privileges of Preferred Series A and B entitle the holder of each share to receive non-cumulative dividends when and if declared by the Company and also allow for liquidation preferences for an amount per share equal to the original issue price for each series of preferred stock, plus any declared but unpaid dividends. The shares are convertible either at the option of the holder, or upon a public offering of shockwave.com common stock. Upon conversion, each preferred share is convertible into shockwave.com common shares based on a price determined at the conversion date.

12. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

        At the consummation of the merger between the Company and Andromedia, Andromedia had 2.3 million shares of mandatorily redeemable convertible preferred stock outstanding. These shares were redeemable at the higher of original issuance price plus declared but unpaid dividends or fair market value at or any time after February 1, 2004. Accordingly, the Company increased the carrying amount of the instruments through periodic accretions, so that the carrying amount would equal the mandatory redemption amount at February 1, 2004. Mandatorily redeemable preferred stock consisted of the following (in thousands):


                                                                           SHARES
                                                                         OUTSTANDING           AMOUNT
                                                                         -----------          --------
            Issuance of Series C Preferred Stock .............                 401            $  3,548
                                                                          --------            --------
            Balance as of March 31, 1998 .....................                 401               3,548
            Issuance of Series D Preferred Stock .............                 815               9,927
            Issuance of Series D Preferred Stock Warrants ....                  --                  12
            Preferred Stock accretion ........................                  --                 104
                                                                          --------            --------
            Balance as of March 31, 1999 .....................               1,216              13,591
            Issuance of Series E Preferred Stock .............               1,055              14,914
            Issuance of Series C and E Preferred Stock Warrants                 --                 360
            Preferred Stock accretion ........................                  --               2,538
            Conversion into Macromedia Common Stock ..........              (2,271)            (31,403)
                                                                          --------            --------
            Balance as of March 31, 2000 .....................                  --            $     --
                                                                          ========            ========

        On December 1, 1999, Macromedia completed its merger with Andromedia upon which all outstanding

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


mandatorily redeemable preferred shares of Andromedia automatically converted into Macromedia common stock.

        The holders of Mandatorily Redeemable Convertible Preferred Stock had the following rights and preferences as follows:

        REDEMPTION - Upon written notice of at least a majority of the holders of Series C, Series D or Series E Convertible Preferred Stock, at any time subsequent to February 1, 2004, the Company must have redeemed a specified percentage of Series C, D and E Convertible Preferred Stock at a price equal to the greater of (i) $8.92 (Series C), $12.28 (Series D) and $14.32 (Series E) per share, respectively, plus all declared but unpaid dividends on such shares or
(ii) the per share fair market value as determined by mutual agreement between a majority of the holders of the applicable series of redeemable preferred and a majority of the Board of Directors.

        DIVIDENDS - Holders of Series C, D and E Convertible Preferred Stock were entitled to receive non-cumulative dividends at the per annum rate of $0.45, $0.61 and $0.73 per share, respectively, when and if declared by the Board of Directors. The holders of Series C, D and E Convertible Preferred Stock were also entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends were declared by the Board from inception through December 1, 1999.

13. STOCKHOLDERS' EQUITY

        As a result of the Company's poolings-of-interests, various issuances of stock of the acquired entities were issued and outstanding during fiscal year 2000, 1999 and 1998. For presentation purposes, the Company has shown the activity and outstanding preferred share balances of the acquired entities as a component of additional paid-in-capital in the Company's statements of stockholders' equity. The following table summarizes the activity and shares outstanding of Andromedia and ESI as of March 31, 2000, 1999 and 1998. All Andromedia and ESI preferred shares are shown as if converted into the Company's common stock and have a par value of $0.001 (in thousands):


                                   Preferred     Preferred     Preferred    Preferred     Preferred     Preferred
                                    Stock          Stock         Stock        Stock         Stock         Stock
                                  Andromedia    Andromedia        ESI          ESI           ESI           ESI        Additional
                                   Series A      Series B      Series A      Series B     Series C       Series D      Paid in
                                    Shares        Shares        Shares        Shares        Shares        Shares       Capital
                                  ----------    ----------     ---------    ---------     ---------      --------     ----------
Balance as of
 March 31, 1997 ..............           61            90            44             9            --            --      $  7,046
Issuance of
 preferred stock .............           --            33            --            --           245            --         8,656
                                   --------      --------      --------      --------      --------      --------      --------

Balance as of
 March 31, 1998 ..............           61           123            44             9           245            --        15,702
                                   --------      --------      --------      --------      --------      --------      --------
Elimination of ESI
 activity for the
 duplicated three
 months ended
 June 30, 1998 ...............           --            --            --            --           (93)           --        (3,009)
Issuance of
 preferred stock .............           --            --            --            --            93            99         6,416
                                   --------      --------      --------      --------      --------      --------      --------

Balance as of
 March 31, 1999 ..............           61           123            44             9           245            99        19,109
                                   --------      --------      --------      --------      --------      --------      --------
Issuance of
 preferred stock .............           --            --            --            --            --            15           520
Conversion of
 preferred stock to common
 upon acquisition ............          (61)         (123)          (44)           (9)         (245)         (114)           --
                                   --------      --------      --------      --------      --------      --------      --------

Balance as of
 March 31, 2000 ..............           --            --            --            --            --            --      $ 19,629
                                   ========      ========      ========      ========      ========      ========      ========

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


        All equity activity other than the share amounts above is included in the accompanying consolidated statements of stockholders' equity.

        PREFERRED STOCK. Macromedia is authorized to issue 5.0 million shares of convertible preferred stock with a par value of $0.001 per share. Holders of Series A and B Convertible Preferred Stock under Andromedia were entitled to receive non-cumulative dividends at the per annum rate of $0.97 and $0.41. Holders of Series A, B, C and D Convertible Preferred Stock under ESI were entitled to receive non-cumulative dividends at a per annum rate ranging from $0.90 to $2.82.

        TREASURY STOCK. In July 1997, the Board of Directors authorized the repurchase of up to 2.0 million shares of the Company's common stock. In October 1998, the Board of Directors authorized the repurchase of an additional 2.0 million shares of the Company's common stock. During the years ended March 31, 2000 and 1999, the Company purchased 198,000 and 1.1 million shares, respectively, of its common stock on the open market at an average price of $41.43 and $18.29 per share, respectively. The shares are recorded at cost and are shown as a reduction of stockholders' equity. In connection with the acquisition of ESI Software, Inc. (See Note 4), the Company rescinded the repurchase program.

        STOCK BASED COMPENSATION PLANS

        MACROMEDIA, INC. STOCK OPTION PLANS. As of March 31, 2000, there are stock options outstanding in connection with the following stock option and purchase plans (the "Macromedia Plans"):

                (i)     Authorware 1988 Stock Option Plan

                (ii)    1992 Equity Incentive Plan ("EIP")

                (iii)   1993 Employee Stock Purchase Plan ("ESPP")

                (iv)    1993 Directors Stock Option Plan

                (v)     ESI 1996 Equity Incentive Plan

                (vi)    Andromedia 1996 Stock Option Plan

                (vii)   Andromedia 1997 Stock Option Plan

                (viii)  Andromedia 1999 Stock Option Plan

                (ix)    Macromedia 1999 Stock Option Plan

        The options outstanding under the plans indicated at (i), (v), (vi),
(vii) and (viii) (the "Prior Plans") above were assumed by the Company as a result of merger activities. The Company assumed certain options granted to former employees of the acquired companies (the "Acquired Options") under these plans. All of the Acquired Options have been adjusted to give effect to the respective conversion terms between the Company and companies acquired. Of the Prior Plans, the Company continues to grant options only from the Andromedia 1999 Stock Option Plan.

        The EIP and Andromedia 1999 Stock Plan provide for the grant of several types of stock based awards including, incentive and nonqualified stock options, restricted stock, and stock bonuses and purchase rights. The total number of shares reserved pursuant to these plans as of March 31, 2000, was 15.9 million. Any options granted pursuant to the Authorware 1988 Stock Option Plan that expire or become unexercisable for any reason without having been exercised in full shall no longer be available for distribution under the plan, but shall be available for distribution under the EIP. Similarly, any option or purchase right under the Andromedia 1999 Stock Option Plan that becomes unexercisable without having been exercised in full, shall become available for future grant or sale.

        Under the ESPP, 800,000 shares of common stock, are reserved for issuance. Under the ESPP, and subject to certain limitations, employees may purchase, through payroll deductions of 2% to 10% of compensation, shares of common stock at a price per share that is the lesser of 85% of the fair market value as of the beginning of the offering period or the end of the purchase period. During the years ended March 31, 2000, 1999, and 1998, the Company issued 84,358, 145,826, and 194,786, shares under the plan at average prices of $28.98, $11.10, and $7.54, per share, respectively.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


        Under the 1993 Directors Stock Option Plan and Macromedia 1999 Stock Option Plan, 700,000 and 1.6 million shares of common stock, respectively, are reserved for grant as non-qualified stock options.

        In fiscal year 2000, the Company granted non-plan options to Company executives to purchase shares of the Company's common stock. The options were granted with an exercise price equal to fair market value on the grant date and have terms similar to the Company's stock option plans.

        Stock options under the Macromedia Plans are generally granted at a price equal to fair market value at the time of the grant and normally vest over four years from the date of grant. The options expire 10 years from the date of grant and are normally canceled three months after an employee's termination.

        The following summarizes the stock option activity for the years ended March 31, 2000, 1999 and 1998 (in thousands, except per share amounts):


                                                                                              WEIGHTED
                                                                                              AVERAGE
                                                                                              EXERCISE
                                                                           SHARES              PRICE
                                                                          --------            --------
            Options outstanding as of March 31, 1997 .........               8,551            $  12.00
                Granted ......................................               9,633                7.99
                Exercised ....................................                (573)               4.18
                Cancelled ....................................              (6,509)              14.03
                                                                          --------
            Options outstanding as of March 31, 1998 .........              11,102                7.73
                Granted ......................................               3,636               16.21
                Exercised ....................................              (3,168)               7.04
                Cancelled ....................................              (1,390)               9.02
                                                                          --------
            Options outstanding as of March 31, 1999 .........              10,180               10.81
                Granted ......................................               7,231               49.46
                Exercised ....................................              (3,725)               9.85
                Cancelled ....................................              (2,138)              29.25
                                                                          --------
            Options outstanding as of March 31, 2000 .........              11,548            $  31.92
                                                                          ========

        On May 6, 1997, the Board of Directors approved a repricing of approximately 4.9 million outstanding stock options held by existing employees to the current fair market value of the Company's stock.

        SHOCKWAVE.COM, INC. STOCK OPTION PLAN. On December 1, 1999, shockwave.com adopted the shockwave 1999 Equity Incentive Plan. Under the terms of the plan, shockwave.com is eligible to grant a total of 17.4 million options of shockwave.com stock as incentive stock options, non-qualified stock options or restricted stock options.

        Stock options for shockwave.com granted during fiscal year 2000 were priced at $0.50 per share and vest over four years from the date of grant. The options expire 10 years from the date of grant and are normally canceled three months after an employee's termination.

        The following summarizes the stock option activity for the year ended March 31, 2000 (in thousands, except per share amounts):

                                                                                              WEIGHTED
                                                                                              AVERAGE
                                                                                              EXERCISE
                                                                           SHARES              PRICE
                                                                          --------            --------
            Options outstanding as of March 31, 1999 .........                  --            $     --
                Granted ......................................              14,903                0.50
                Exercised ....................................                  --                  --
                Cancelled ....................................                (189)               0.50
                                                                          --------
            Options outstanding as of March 31, 2000 .........              14,714            $   0.50
                                                                          ========

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


14. STOCK COMPENSATION

        The Company has recorded deferred compensation or compensation expense for options issued under the Andromedia, ESI and shockwave.com stock option plans that were issued with an exercise price less than fair value of the underlying stock at the date of grant. The fair value of the underlying common stock of shockwave.com has been determined by the Company based on factors including, but not limited to, preferred stock sales, comparisons to competitive public companies, and general market conditions. Fair value for Macromedia stock is based on the price of the Company's common stock as traded on NASDAQ. The Company recorded approximately $5.1 million, $300,000 and $100,000 in fiscal year 2000, 1999 and 1998, respectively, of compensation expense related to stock option grants by shockwave.com, Andromedia and ESI.

        In connection with certain content development agreements entered into in fiscal year 2000, warrants for approximately 2.8 million shares of shockwave.com common stock were issued to non-employees. Each warrant entitles the holder to purchase one share of shockwave.com common stock at $0.50 per share. The warrants are immediately exercisable and expire 10 years from the date of issuance. Under the terms of the agreements, vesting of the warrants is not contingent upon any future obligations. Furthermore, the warrant agreements do not contain any vesting clauses. The Company recorded compensation expense of approximately $6.0 million in connection with the issuance of the shockwave.com warrants. The fair value of the warrants was estimated using the Black-Scholes option pricing model with an expected volatility of 85%, risk-free interest rate of 5.7% and contractual life of 10 years.

        Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, the Company is required to disclose the pro forma effects on net income (loss) and net income (loss) per share as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistently with the fair value approach enumerated in SFAS No. 123, the Company's pro forma net income (loss) and pro forma net income (loss) per share for the years ended March 31, 2000, 1999 and 1998, would have been changed as indicated below (in thousands, except per share amounts):

                                                                  2000               1999               1998
                                                                -------            -------             --------
            Net income (loss) applicable
               to common stockholders:
                 As reported .......................            $ 6,229            $ 2,506             $(15,641)
                 Pro-forma .........................            $  (702)           $(1,877)            $(27,790)

            Net income (loss) applicable to
              common stockholders per share:
               Basic:
                 As reported .......................            $  0.14            $  0.06             $ (0.40)
                 Pro-forma .........................            $ (0.02)             (0.05)            $ (0.71)

               Diluted:
                 As reported .......................            $  0.12            $  0.05             $ (0.40)
                 Pro-forma .........................            $ (0.02)           $ (0.05)            $ (0.71)

        The effects of applying SFAS 123 in this pro-forma disclosure are not indicative of future amounts.

        The weighted-average fair value of Macromedia options granted during the years ended March 31, 2000, 1999, and 1998 were $26.79, $10.11, and $4.70, respectively. The weighted average fair value of purchase rights granted under the ESPP during the years ended March 31, 2000, 1999, and 1998, was $17.92, $7.53, and $3.74 per right, respectively.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000



        The fair value of Macromedia options and purchase rights granted was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions used for grants in 2000, 1999, and 1998:


                                              STOCK OPTION PLAN                  EMPLOYEE STOCK PURCHASE PLAN
                                         ------------------------------         ------------------------------
                                         2000         1999         1998         2000         1999         1998
                                         ----         ----         ----         ----         ----         ----
Weighted average risk free rate .        6.07%        5.11%        6.28%        5.49%        5.08%        5.35%
Expected life (Years) ...........        3.50         3.50         3.28         0.50         0.50         0.50
Expected volatility .............          70%          73%          80%          70%          73%          80%

        The following table summarizes information about the Macromedia's stock options outstanding as of March 31, 2000 (in thousands, except per share amounts):


                                              OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                                ------------------------------------------------       -------------------------------
                                                    WEIGHTED
                                                    AVERAGE
                                                    REMAINING         WEIGHTED                            WEIGHTED
                               NUMBER OF           CONTRACTUAL        AVERAGE          NUMBER OF           AVERAGE
RANGE OF EXERCISE PRICES        OPTIONS                LIFE       EXERCISE PRICE       OPTIONS          EXERCISE PRICE
------------------------       ---------           -----------    --------------       ---------        --------------
$0.34--$3.00 .......                106                5.33          $    1.33              75             $    1.13
$3.50--$9.00 .......              2,800                6.61               7.54           1,768                  7.45
$9.09--$24.50 ......              2,482                8.12              13.34             924                 12.95
$24.81--$45.31 .....              3,389                9.26              33.05             449                 30.09
$51.97--$86.38 .....              2,771                9.70              73.00              45                 67.11
                                 ------                                                 ------
   Total ...........             11,548                8.44          $   31.93           3,261             $   12.80
                                 ======                                                 ======

        The weighted-average fair value of shockwave.com options granted during the year ended March 31, 2000 was $1.96.

        The fair value of shockwave.com options granted was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions for grants in 2000:


                                                               2000
                                                               ----
               Weighted average risk free rate                 6.63%
               Expected life (Years) .........                 4.0
               Expected volatility ...........                 85%

        As of March 31, 2000 all shockwave.com options outstanding had weighted average exercise prices of $0.50 with a weighted average life of 9.88 years. At March 31, 2000, 10.9 million options are outstanding under the plan, however,
10.4 million are unvested and subject to repurchase restrictions upon exercise.

15. EARNINGS PER SHARE

        The Company computes earnings per share in accordance with SFAS 128, Earnings Per Share. Under the provisions of SFAS 128, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) applicable to common stockholders for the period by the weighted average number of common and potentially dilutive securities outstanding during the period, to the extent such potentially dilutive securities are dilutive. Potentially dilutive securities are composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A, B, C, D and E convertible preferred stock.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000



        The following table sets forth the reconciliations of the numerator and denominator used in the computation of basic and diluted net income (loss) per share (in thousands, except per share data):


                                                                                           YEAR ENDED MARCH 31,
                                                                                 ----------------------------------------
                                                                                   2000            1999            1998
                                                                                 --------        --------        --------
            BASIC NET INCOME (LOSS) PER SHARE COMPUTATION
            Numerator:
               Net income (loss) .........................................       $  8,767        $  2,610        $(15,641)
               Accretion of Series C, D and E mandatorily
               redeemable convertible preferred stock ....................         (2,538)           (104)             --
                                                                                 --------        --------        --------
                  Net income (loss) applicable to common
                  stockholders ...........................................       $  6,229        $  2,506        $(15,641)
                                                                                 ========        ========        ========

                  Denominator:
                     Weighted average number of common shares
                     outstanding during the period .......................         44,601          40,045          38,988
                          Basic net income (loss) applicable to common
                          stockholders per share .........................       $   0.14        $   0.06        $  (0.40)
                                                                                 ========        ========        ========


                                                                                             YEAR ENDED MARCH 31,
                                                                                 ----------------------------------------
                                                                                   2000             1999           1998
                                                                                 --------        --------        --------
            DILUTED NET INCOME (LOSS) PER SHARE COMPUTATION
            Numerator:
               Net income (loss) .........................................       $  8,767        $  2,610        $(15,641)
               Accretion of Series C, D and E mandatorily
               redeemable convertible preferred stock ....................         (2,538)           (104)             --
                                                                                 --------        --------        --------
                  Net income (loss) applicable to common
                  stockholders ...........................................       $  6,229        $  2,506        $(15,641)
                                                                                 ========        ========        ========

            Denominator:
               Weighted average number of common shares
               outstanding during the period .............................         44,601          40,045          38,988

               Effect of dilutive securities:
                  Convertible preferred stock and stock warrants .........            532             823              --
                  Stock options and restricted stock .....................          7,137           6,374              --
                                                                                 --------        --------        --------

            Total ........................................................         52,270          47,242          38,988
                                                                                 ========        ========        ========
            Diluted net income (loss) applicable to common
            stockholders per share .......................................       $   0.12        $    0.0        $  (0.40)
                                                                                 ========        ========        ========


        The following table presents potentially dilutive securities that are excluded from the diluted net income (loss) per share calculation because their effects would be antidilutive (in thousands):

                                                                                           YEAR ENDED MARCH 31,
                                                                                 ----------------------------------------
                                                                                   2000            1999            1998
                                                                                 --------        --------        --------
            Preferred stock ..............................................          1,593           1,046             840
            Stock options ................................................            118              94           2,461
            Warrants .....................................................             --              --               8
            Restricted stock .............................................             --              --             135
                                                                                 --------        --------        --------
               Total .....................................................          1,711           1,140           3,444
                                                                                 ========        ========        ========

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


16. EMPLOYEE BENEFITS

        The Company maintains a 401(k) defined contribution benefit plan that covers all employees who have attained 18 years of age and provide at least 20 hours of service per week. This plan allows employees to defer up to 15% of their pretax salary in certain investments at the discretion of the employee. Employer contributions are made at the discretion of the Company's Board of Directors. Employer contributions made to the plan during the years ended March 31, 2000, 1999, and 1998, were $812,000, $465,000, and $359,000, respectively.

17. FOREIGN CURRENCY FORWARD CONTRACTS

        The Company enters into forward contracts to reduce its exposure to foreign currency fluctuations involving probable anticipated, but not firmly committed, transactions and transactions with firm foreign currency commitments occurring within a 90-day period. The Company does not enter into derivative financial instruments for trading purposes.

        As a result of this activity, the Company had outstanding forward contracts in various European currencies and Japanese Yen outstanding as of March 31, 2000. The forward contracts are accounted for on a mark-to-market basis, with gains or losses recognized in the consolidated statements of operations. As of March 31, 2000 and 1999, the contract amount of the forward contracts amounted to $21.6 million and $10.2 million, respectively. The future value of these contracts is subject to market risk resulting from foreign exchange rate volatility. Current market rates at the consolidated balance sheet dates were used to estimate the fair value of foreign currency forward contracts.

        The table below provides information about the Company's outstanding forward contracts as of March 31, 2000. The information is provided in US dollar equivalents, in thousands. The table presents the notional amount of the respective contracts and their fair value (at rates in effect as of March 31, 2000):


                                                                           NOTIONAL
                                                                            AMOUNT           FAIR VALUE
                                                                          --------           ----------
            British Pounds ...................................            $  1,479            $  1,434
            Euro .............................................               1,961               1,931
            Japanese Yen .....................................              18,127              18,541
                                                                          --------            --------
                Total ........................................            $ 21,567            $ 21,906
                                                                          ========            ========

        The Company is exposed to credit loss in the event of nonperformance by counterparties but the Company does not anticipate nonperformance by these counterparties.

18. RELATED PARTY TRANSACTIONS

        During fiscal year 2000, the Company made loans totaling $4.1 million to certain officers and other key employees in conjunction with their hiring and relocation. The notes bear interest ranging from 5.54% to 6.21% per annum and mature in 2003 and 2005.

        During fiscal year 1999 and 1998, the company made loans to officers of $8.2 million in conjunction with their hiring and relocation. These loans bear interest at rates ranging from 5.51% to 6.8% per annum and mature between fiscal year 2002 and 2005. One of the notes has a zero interest rate for the first two years of its term. The rate converted to 6.65% in fiscal year 2000.

        The total loan amount outstanding as of March 31, 2000 approximated $9.9 million, which reflects payments from certain officers and key employees. As of March 31, 2000, the stated loan amounts approximated fair value.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


        All loans outstanding are included in current assets and other long-term assets. Of the total amount of loans outstanding as of March 31, 2000, $9.3 million are full recourse and secured by the personal properties of the related parties. These loans are due after termination of the officer or key employee if termination comes prior to the maturity date of the loan. The principal and accrued interest are due in full on the maturity dates of these loans. Interest receivable of $500,000 was due to the Company as of March 31, 2000.

        The remaining balance is composed of approximately $100,000 in unsecured loans to certain key employees. These agreements are entered into as part of the Company's recruiting efforts. Should employment with the Company cease before the 3-year service term specified by the loans, the outstanding balance must be repaid on a pro-rata basis. However, should the employee complete the 3-year service term, the loan balance is deemed forgiven by the Company.

19. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

        Macromedia has two segments that offer different product lines: Software and shockwave.com. The Software segment develops software that creates Web site layout, graphics and rich media content for Internet users and develops solutions for analyzing Web traffic and personalizing Web sites. shockwave.com designs, develops and markets aggregated content to provide online entertainment on the Web. The Company evaluates operating segment performance based on net revenues and total operating expenses of the segment. The operating segments' accounting policies are substantially the same as those described in the summary of accounting policies (See Note 2). The Company did not have any material intersegment transactions in fiscal year 2000.

        Prior to fiscal year 2000, the Company evaluated its business according to the following two segments: Web Publishing and Learning. As a result of the sale of the Company's Pathware product (See Note 5), revenues and expenses related to products remaining in the Learning division after the transaction, were realigned and are currently evaluated as part of the Software segment. Prior periods have been restated to reflect this realignment, however, for the years ended March 31, 1999 and 1998, the Company did not internally report shockwave.com as a separate segment and restating these periods is currently impracticable. As a result, for the years ended March 31, 1999 and 1998, there is only one operating segment, Software. Segment data for the years ended March 31, 2000, 1999 and 1998 are shown in the following (in thousands):


                                                                                                SHOCKWAVE-
            YEAR ENDED MARCH 31,                                                 SOFTWARE          .COM           TOTAL
            --------------------                                                 --------       -----------      --------
            2000
            Revenues .....................................................       $255,941        $  8,218        $264,159
            Cost of revenues .............................................         27,725           1,104          28,829
                                                                                 --------        --------        --------
              Gross margin ...............................................       $228,216        $  7,114        $235,330
                                                                                 --------        --------        --------
            Direct operating expenses ....................................        177,498          25,856         203,354
            Acquisition related expenses and certain non-cash charges ....         13,882           9,718          23,600
                                                                                 --------        --------        --------
               Total operating income ....................................       $ 36,836        $(28,460)       $  8,376
                                                                                 ========        ========        ========
            Total assets .................................................       $285,701        $ 53,658        $339,359
                                                                                 --------        --------        --------

            1999
            Revenues .....................................................       $153,243              --        $153,243
            Cost of revenues .............................................         15,625              --          15,625
                                                                                 --------        --------        --------
              Gross margin ...............................................       $137,618              --        $137,618
                                                                                 --------        --------        --------
            Direct operating expenses ....................................        131,444                         131,444
            Acquisition related expenses and certain non-cash charges ....            989              --             989
                                                                                 --------        --------        --------
               Total operating income ....................................       $  5,185        $     --        $  5,185
                                                                                 ========        ========        ========
            Total assets .................................................       $202,495        $     --        $202,495
                                                                                 --------        --------        --------

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000



1998
            Revenues .....................................................       $113,803        $     --        $113,803
            Cost of revenues .............................................         15,107              --          15,107
                                                                                 --------        --------        --------
              Gross margin ...............................................       $ 98,696        $     --        $ 98,696
                                                                                 --------        --------        --------
            Direct operating expenses ....................................        110,439              --         110,439
            Acquisition related expenses and certain non-cash charges ....          7,707              --           7,707
                                                                                 --------        --------        --------
               Total operating loss ......................................       $(19,450)       $     --        $(19,450)
                                                                                 ========        ========        ========

            Total assets .................................................       $158,126        $     --        $158,126
                                                                                 --------        --------        --------

        Operating income (loss) for the periods shown is reconciled to the consolidated net income before taxes as follows (in thousands):


                                                                                          YEAR ENDED MARCH 31,
                                                                                 ----------------------------------------
                                                                                     2000            1999            1998
                                                                                 --------        --------        --------
            Total operating income (loss) ................................       $  8,376        $  5,185        $(19,450)
            Other income .................................................          6,187           5,037           4,637
            Minority interest ............................................          6,179              --              --
                                                                                 --------        --------        --------
            Income (loss) before taxes ...................................       $ 20,742        $ 10,222        $(14,813)
                                                                                 --------        --------        --------

        The Company's operations outside the United States consist of sales offices in Japan, the United Kingdom, the Netherlands, the Republic of Ireland, and Canada that are wholly-owned subsidiaries and a branch in Australia. Domestic operations are responsible for the design and development of all products, as well as shipping to meet worldwide customer commitments. The foreign sales offices receive a commission on sales within the territory. Accordingly, for financial statement purposes, it is not meaningful to segregate operating profit (loss) for the foreign sales offices. Revenues are attributed to region based on the location of the customer. In 1998, revenue in Japan accounted for a significant portion of the Company's total revenues. Outside of the United States, no other individual country contributed more than 10% of total revenues for the years ended March 31, 2000, 1999, and 1998. Additionally, other than the United States, no individual country's assets comprised more than 10% of total assets as of March 31, 2000, 1999, and 1998.

        The distribution of net revenues and identifiable assets by geographic areas for the years ended March 31, 2000, 1999, 1998 are as follows (in thousands):

                                                                                   2000            1999            1998
                                                                                 --------        --------        --------
            Net Revenues:
               North America .............................................       $156,494        $ 89,500        $ 59,510
               Europe ....................................................         71,324          43,243          29,300
               Japan .....................................................         19,540          11,824          17,177
               All Other .................................................         16,801           8,676           7,816
                                                                                 --------        --------        --------
            Total Revenues ...............................................       $264,159        $153,243        $113,803
                                                                                 ========        ========        ========

            Identifiable Assets:
               North America .............................................       $315,484        $188,668        $128,155
               Europe ....................................................         80,100          31,350          28,958
               All Other .................................................          3,123           1,622           1,185
               Eliminations ..............................................        (59,348)        (19,145)           (172)
                                                                                 --------        --------        --------
            Total ........................................................       $339,359        $202,495        $158,126
                                                                                 ========        ========        ========

            Long-lived assets:
               United States .............................................       $ 77,302          45,065        $ 39,594
               International .............................................          1,089             775             866
                                                                                 --------        --------        --------
            Total ........................................................       $ 78,391        $ 45,840        $ 40,460
                                                                                 ========        ========        ========

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000



20. COMMITMENTS AND CONTINGENCIES

        ROYALTIES. The Company has entered into agreements with third parties that provide for royalty payments based on a per unit wholesale price of certain products or other agreed-upon terms. Future minimum royalty payments for the years ending March 31, 2001, 2002, 2003 and thereafter are $860,000, $360,000,
$156,000 and $0, respectively.

        LEASES. The Company leases office space and certain equipment under operating leases, certain of which contain renewal and purchase options. In addition, the Company subleases certain office space that is not currently occupied by the Company.

        Future minimum payments under operating leases with an initial term of more than one year and future minimum sublease income are summarized as follows (in thousands):


            YEAR ENDED MARCH 31,                    PAYMENTS       INCOME
            --------------------                    --------      -------
            2001 ............................       $10,099       $  (742)
            2002 ............................         9,750           (48)
            2003 ............................         9,820            --
            2004 ............................         9,549            --
            2005 ............................         8,544            --
            Thereafter ......................        19,656            --
                                                    -------       -------
                 Total minimum lease payments       $67,418       $  (790)
                                                    =======       =======

        Rent expense was $7.4 million, $4.5 million, and $4.1 million for the years ended March 31, 2000, 1999, and 1998, respectively. For the years ended March 31, 2000, 1999 and 1998, sublease income was $3.0 million, $2.9 million and $1.9 million, respectively.

        LEGAL. On July 31, 1997, a complaint entitled Rosen et al. v. Macromedia, Inc. et al., (Case No. 988526) was filed in the Superior Court for San Francisco, California. The complaint alleges that Macromedia and five of its former or current officers and directors engaged in securities fraud in violation of California Corporations Code Sections 25400 and 25500 by seeking to inflate the value of Macromedia stock by issuing statements that were allegedly false or misleading (or omitted material facts necessary to make any statements made not false or misleading) regarding the Company's financial results and prospects. Four similar complaints by persons seeking to represent the same class of purchasers subsequently have been filed in San Francisco Superior Court, and consolidated for pre-trial purposes with Rosen. Defendants filed demurrers to the complaint and other motions, which were argued on December 9, 1997 and January 5, 1998. Before the demurrers could be heard, one defendant, Richard Wood, died in an automobile accident. In March 1998, the Courts sustained in part and overruled in part the demurrers. Claims against Susan Bird were dismissed and the Court overruled the demurrers as to Macromedia, John Colligan, James Von Her, II, and Kevin Crowder. In May 1999, the Court granted plaintiffs' motion for certification of a class of all persons who purchased Macromedia common stock from April 18, 1996 through January 9, 1997. Trial has been set for March 12, 2001. On April 20, 2000, the parties proposed that the Court continue the trial date to September 10, 2001.

        On September 25, 1997, a complaint entitled City Nominees v. Macromedia, Inc et al., (Case No. C-97-3521-SC) was filed in the United States District Court for the Northern District of California. The complaint alleges that Macromedia and five of its former or current officers and directors engaged in securities fraud in violation of Sections 10 and 20(a) of the Securities and Exchange Act of 1934 by seeking to inflate the value of Macromedia stock by issuing statements that were allegedly false or misleading (or omitted material facts necessary to make any statements made not false or misleading) regarding the Company's financial results and prospects. Plaintiffs seek to represent a class of all persons who purchased Macromedia common stock from April 18, 1996 through January 9, 1997. Three similar complaints by persons seeking to represent the same class of purchasers subsequently have been filed in United States District Court for the Northern District of California. All of these cases have been consolidated. Lead plaintiffs and lead counsel have been appointed under the provisions of the Private

                        MACROMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


Securities Law Reform Act by the District Court. A consolidated complaint was filed in February 1998. Defendants moved to dismiss that complaint on the grounds that plaintiffs' claims were barred by the applicable statute of limitations. In May 1998, the United States District Court for the Northern District of California granted defendants' motion to dismiss with prejudice, and entered judgment in favor of defendants. Plaintiffs have appealed to the United States Court of Appeals for the Ninth Circuit, which reversed on April 21, 2000 and remanded the action to the District Court for further proceedings.

        All complaints seek damages in unspecified amounts, as well as other forms of relief. We believe the complaints are without merit and intend to vigorously defend the actions.

                        MACROMEDIA, INC. AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                       BALANCE AT        CHARGE TO
                                                     BEGINNING OF        COSTS AND                           BALANCE AT END
           DESCRIPTION                                  PERIOD            EXPENSES          DEDUCTION          OF PERIOD
           -----------                               ------------        ---------          ---------        --------------
Allowance for Doubtful Accounts
      Year ended March 31, 2000 ...........            $ 1,122            $   801            $   264            $ 1,659
      Year ended March 31, 1999 ...........              1,075                125                 78              1,122
      Year ended March 31, 1998 ...........                972              1,363              1,260              1,075

Allowance for Returns
      Year ended March 31, 2000 ...........            $ 8,477            $13,641            $12,897            $ 9,221
      Year ended March 31, 1999 ...........              6,531             11,958             10,012              8,477
      Year ended March 31, 1998 ...........              6,814              6,983              7,266              6,531

Allowance for Excess and Obsolete Inventory
      Year ended March 31, 2000 ...........            $   942            $ 1,551            $ 1,629            $   864
      Year ended March 31, 1999 ...........              1,143                573                774                942
      Year ended March 31, 1998 ...........              3,909              1,398              4,164              1,143

2. MACROMEDIA UNAUDITED FINANCIAL STATEMENTS INCLUDED IN MACROMEDIA'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED DECEMBER 31, 2000, FILED WITH THE SEC ON FEBRUARY 2, 2001

                        MACROMEDIA, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)




                                                                            DECEMBER 31,      MARCH 31,
                                                                                2000             2000
                                                                            ------------      ---------
                                     ASSETS
Current assets:
   Cash and cash equivalents .........................................       $ 119,948        $ 115,084
   Short-term investments ............................................          87,992           71,952
                                                                             ---------        ---------
       Total cash, cash equivalents and investments ..................         207,940          187,036
   Accounts receivable, net ..........................................          50,108           41,883
   Deferred tax assets, short-term ...................................           9,937            7,812
   Other current assets ..............................................          21,761           14,293
                                                                             ---------        ---------
       Total current assets ..........................................         289,746          251,024
Land and building, net ...............................................          18,322           18,982
Other fixed assets, net ..............................................          73,725           41,871
Related party loans ..................................................          14,904            9,944
Restricted cash ......................................................           9,111               --
Other long-term assets ...............................................          29,472           17,538
                                                                             ---------        ---------
       Total assets ..................................................       $ 435,280        $ 339,359
                                                                             =========        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable ..................................................       $   3,118        $   4,988
   Accrued liabilities ...............................................          41,793           34,735
   Accrued compensation, fringe benefits and payroll taxes ...........          19,070           19,107
   Unearned revenue ..................................................          10,037           10,044
                                                                             ---------        ---------
       Total current liabilities .....................................          74,018           68,874
Other liabilities ....................................................             943              321
                                                                             ---------        ---------
       Total liabilities .............................................          74,961           69,195
                                                                             ---------        ---------

Minority interest ....................................................          11,409           15,888
                                                                             ---------        ---------
Stockholders' equity:
   Common stock, par value $0.001 per share; 200,000 shares
     authorized; 63,884 and 50,674 shares issued as of
     December 31, and March 31, 2000, respectively ...................              62               51
   Treasury stock at cost; 1,818 shares as of
    December 31, and March 31, 2000 ..................................         (33,649)         (33,649)
   Additional paid-in capital ........................................         407,165          335,497
   Notes receivable from stockholders ................................          (7,967)              --
   Deferred compensation .............................................         (27,833)         (23,465)
   Accumulated other comprehensive income ............................             535              393
   Retained earnings (deficit) .......................................          10,597          (24,551)
                                                                             ---------        ---------
       Total stockholders' equity ....................................         348,910          254,276
                                                                             ---------        ---------
       Total liabilities and stockholders' equity ....................       $ 435,280        $ 339,359
                                                                             =========        =========

                        MACROMEDIA, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                                      THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                         DECEMBER 31,                      DECEMBER 31,
                                                                 --------------------------        --------------------------
                                                                   2000              1999             2000             1999
                                                                 ---------        ---------        ---------        ---------
Revenues .................................................       $ 103,338        $  64,332        $ 300,523        $ 174,877
Cost of revenues .........................................           9,737            6,853           32,237           18,536
                                                                 ---------        ---------        ---------        ---------
   Gross profit ..........................................          93,601           57,479          268,286          156,341
                                                                 ---------        ---------        ---------        ---------
Operating expenses:
   Sales and marketing ...................................          39,654           26,929          117,739           75,801
   Research and development ..............................          29,940           15,653           84,223           43,980
   General and administrative ............................          10,774            5,558           29,430           16,649
   Acquisition-related expenses ..........................              --            6,256            4,774           11,516
   Non-cash compensation .................................           1,767              305            5,900              955
   Amortization of intangibles ...........................             634              249            1,558              758
                                                                 ---------        ---------        ---------        ---------
     Total operating expenses ............................          82,769           54,950          243,624          149,659
                                                                 ---------        ---------        ---------        ---------
     Operating income ....................................          10,832            2,529           24,662            6,682

Other income (expense):
   Interest and investment income, net ...................           3,659            1,837           10,411            4,225
   Loss on investment ....................................          (5,000)              --           (5,000)              --
   Other .................................................             268              (44)           1,080              (41)
                                                                 ---------        ---------        ---------        ---------
     Total other income (expense) ........................          (1,073)           1,793            6,491            4,184
Minority interest ........................................           6,727               --           15,336               --
                                                                 ---------        ---------        ---------        ---------
     Income before income taxes ..........................          16,486            4,322           46,489           10,866
Provision for income taxes ...............................           3,657            3,050           11,341            7,642
                                                                 ---------        ---------        ---------        ---------
     Net income ..........................................          12,829            1,272           35,148            3,224
       Accretion on mandatorily redeemable
        convertible preferred stock ......................              --           (1,357)              --           (2,538)
                                                                 ---------        ---------        ---------        ---------
       Net income (loss) applicable to common stockholders       $  12,829        $     (85)       $  35,148        $     686
                                                                 =========        =========        =========        =========

   Net income applicable to common stockholders per share:
     Basic ...............................................       $    0.25        $      --        $    0.70        $    0.02
     Diluted .............................................       $    0.23        $      --        $    0.62        $    0.01
    Weighted average common shares outstanding used in
      calculating net income applicable to common
      stockholders per share:
     Basic ...............................................          51,161           45,346           50,369           43,367
     Diluted .............................................          56,452           45,346           56,625           51,565

                        MACROMEDIA, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                                                 NINE MONTHS ENDED
                                                                                            ----------------------------
                                                                                                            DECEMBER 31,
                                                                                               2000            1999
                                                                                            ---------       ------------
Cash flows from operating activities:
  Net income ............................................................................   $  35,148        $   3,224
   Adjustments to reconcile net income to net cash provided
    by operating activities:
     Depreciation and amortization ......................................................      22,442           12,348
     Write off of acquired in-process research and development ..........................       3,100               --
     Deferred income taxes ..............................................................      (1,426)             165
     Tax benefit from employee stock plans ..............................................       9,038            2,759
     Minority interest ..................................................................     (15,336)              --
     Loss on impairment of investments ..................................................       5,000               --
     Loss on disposal of fixed assets ...................................................         161              191

     Change in operating assets and liabilities:
         Accounts receivable, net .......................................................      (8,204)         (15,713)
         Other current assets ...........................................................      (7,437)           2,328
         Accounts payable ...............................................................      (1,870)          (3,192)
         Accrued liabilities, accrued compensation, fringe benefits and payroll taxes ...        6,925            7,391
         Unearned revenue ...............................................................          (7)           2,502
                                                                                            ---------        ---------
           Net cash provided by operating activities ....................................      47,534           12,003

Cash flows from investing activities:
   Capital expenditures .................................................................     (46,127)         (23,118)
   Proceeds from sale of fixed assets ...................................................          --              625
   Purchase of short-term investments ...................................................     (99,070)         (93,714)
   Maturities and sales of short-term investments .......................................      83,172           96,459
   Cash paid for acquisitions ...........................................................      (8,607)              --
   Related party loans ..................................................................      (4,960)          (1,959)
   Purchase of investments ..............................................................      (9,680)         (10,000)
   Purchase of other assets .............................................................      (3,320)              --
   Additions to other long-term liabilities .............................................         622            4,794
   Deposit of restricted cash ...........................................................      (9,111)              --
                                                                                            ---------        ---------
           Net cash used in investing activities ........................................    (97,081)         (26,913)

Cash flows from financing activities:
   Proceeds from issuance of mandatorily redeemable convertible preferred stock .........          --           15,734
   Proceeds from sale of subsidiary preferred stock .....................................       9,384               --
   Proceeds from issuance of common stock, net ..........................................      45,027           23,667
   Proceeds from borrowings .............................................................          --              999
   Payments on capital lease ............................................................          --             (354)
   Acquisition of treasury stock ........................................................          --           (8,204)
                                                                                            ---------        ---------
           Net cash provided by financing activities ....................................      54,411           31,842
Increase in cash and cash equivalents ...................................................       4,864           16,932
  Adjustment to conform acquired company's year-end .....................................          --           (3,826)
                                                                                            ---------        ---------
Total ...................................................................................       4,864           13,106
Cash and cash equivalents, beginning of period ..........................................     115,084           29,459
                                                                                            ---------        ---------
Cash and cash equivalents, end of period ................................................   $ 119,948        $  42,565
                                                                                            =========        =========
Noncash investing and financing activities:
   Issuance of notes receivable upon exercise of shockwave.com options ..................   $   7,967        $      --

3.      BOOK VALUE PER SHARE FOR THE QUARTER ENDED DECEMBER 31, 2000


                        MACROMEDIA, INC. AND SUBSIDIARIES

                          BOOK VALUE PER SHARE FOR THE
                         QUARTER ENDED DECEMBER 31, 2000



         Macromedia, Inc. Book Value Per Share
         -------------------------------------
Book Value Per Share(1)......................................       $   5.46

        (1) Book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at December 31, 2000.